                                                                    EXHIBIT 10.1

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                              AMENDED AND RESTATED
                                 BUSINESS LOAN
                                      AND
                               SECURITY AGREEMENT

                                  by and among


                                   BTG, INC.
                          BTG TECHNOLOGY SYSTEMS, INC.
                           DELTA RESEARCH CORPORATION
                      CONCEPT AUTOMATION, INC. OF AMERICA
                                      and
                                 NATIONS, INC.,
                                 as Borrowers,

                  THE LENDERS PARTIES HERETO FROM TIME TO TIME

                                      and

                              NATIONSBANK, N.A.
                                   as Agent

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                                  $110,000,000

        ------------------------------------------------------------

                         DATED AS OF OCTOBER 31, 1997




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         THIS AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT is made as of the 31st day of October, 1997, by and among (i) NATIONSBANK, N.A., a national banking association ("NationsBank"), having offices at 8300 Greensboro Drive, Suite 550, McLean, Virginia 22102; (ii) Fleet Capital Corporation, a Rhode Island corporation ("Fleet"), having offices at 300 Galleria Parkway Northwest, Suite 800, Atlanta, Georgia 30339; (iii) CRESTAR BANK, a Virginia banking corporation ("Crestar"), having offices at 8245 Boone Boulevard, Suite 300, Vienna, Virginia 22182; (iv) each other person or entity hereafter becoming a "Lender" pursuant to this Agreement; (v) NATIONSBANK, N.A., a national banking association (acting in its capacity as Agent for the Lenders), having offices at 8300 Greensboro Drive, Suite 550, McLean, Virginia 22102;
(vi) BTG, INC., a Virginia corporation ("BTG"); BTG TECHNOLOGY SYSTEMS, INC., a Virginia corporation formerly known as BDS, Inc. ("BTGTECH"); DELTA RESEARCH CORPORATION, a Virginia corporation ("DELTA"); CONCEPT AUTOMATION, INC. OF AMERICA, a Virginia corporation ("CAI"); and NATIONS, INC., a New Jersey corporation ("NI"); all having principal offices at 3877 Fairfax Ridge Road, 4B, Fairfax, Virginia 22030-7448; and (vii) each other person or entity hereafter executing a "Joinder Agreement" pursuant to this Agreement.

                                R E C I T A L S:

         WHEREAS, pursuant to the terms and conditions of a certain Business Loan and Security Agreement dated November 28, 1995 (the "Original Loan Agreement"), NationsBank, N.A. extended a loan (the "Original Loan") to BTG and certain subsidiaries of BTG (the "Original Borrowers") in the maximum principal amount of Sixty Million and No/100 Dollars ($60,000,000.00), evidenced by a certain Revolving Promissory Note dated November 28, 1995 (the "Original
Note"), made by the Original Borrowers and payable to the order of NationsBank, N.A., in the maximum principal amount of Sixty Million and No/100 Dollars ($60,000,000.00), and secured by, among other things, certain collateral more fully described in the Original Loan Agreement; and
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         WHEREAS, the Original Loan Agreement, Original Note and certain of the other Loan Documents (as defined in the Original Loan Agreement) have previously been amended, modified, substituted and/or replaced from time to time; and

         WHEREAS, pursuant to the terms and provisions of this Amended and Restated Business Loan and Security Agreement, the Original Loan (as heretofore increased) is being increased to One Hundred Ten Million and No/100 Dollars ($110,000,000.00) and the terms and provisions of the Original Loan Agreement (as heretofore modified) are being amended and restated in their entirety.

                         W I T N E S S E T H  T H A T:

         In consideration of the mutual covenants and agreements herein contained, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, represent and warrant as follows:

                              CERTAIN DEFINITIONS

         For the purposes of this Amended and Restated Business Loan and Security Agreement, the terms set forth below shall have the following definitions:

         "ADDITIONAL LIBOR PERCENTAGE" shall have the meaning assigned to such term in Exhibit 7 attached to this Agreement.

         "AFFECTED LENDER" shall have the meaning assigned to such term in
Section 14 of Article X of this Agreement.

         "AGENT" shall mean NationsBank, N.A., a national banking association, acting in its capacity as agent for the Lenders, or any successor Agent appointed pursuant to Section 10 of Article X of this Agreement.





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
         "AGREEMENT" or "LOAN AGREEMENT" shall mean this Amended and Restated Business Loan and Security Agreement.

         "APPLICABLE INTEREST RATE" shall mean either (i) LIBOR or (ii) the Prime Rate as set forth in the Notes.

         "APPLICABLE LAWS" shall mean any federal, state or local law, ordinance, rule or regulation to which any Borrower or the property of any Borrower is subject.

         "ASSIGNMENT" shall have the meaning assigned to such term in Section 14 of Article X of this Agreement.

         "ASSIGNMENT OF CONVERTIBLE NOTE" shall mean that certain Amended and Restated Assignment of Convertible Promissory Note as Collateral of even date herewith, made by BTG to the Agent for the benefit of the Lenders ratably, together with any and all extensions, renewals, modifications and substitutions thereof or therefor.

         "AVERAGE FUNDED DEBT" shall have the meaning assigned to such term in
Section 15(c) of Article VI of this Agreement.

         "BLUE RIDGE" shall mean Blue Ridge Investments, LLC, a Delaware limited liability company, together with its successors and assigns.

         "BORROWER" and "BORROWERS" shall mean, respectively, each and all of the following entities: BTG, Inc., a Virginia corporation; BTG Technology Systems, Inc., a Virginia corporation; Delta Research Corporation, a Virginia corporation; Concept Automation, Inc. of America, a Virginia corporation; Nations, Inc., a New Jersey corporation; and each other person or entity hereafter executing a Joinder Agreement pursuant to Section 9 of Article I of this Agreement.

         "BORROWING BASE CERTIFICATE" shall mean a certificate in the form of
Exhibit 5 hereto.





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         "BORROWING BASE DEFICIENCY" shall have the meaning assigned to such term in Section 3(b) of Article I of this Agreement.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Virginia or other day on which banking institutions are authorized or obligated to close in the city in which the Agent's office is located.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.).

         "CERTIFICATE" shall have the meaning assigned to such term in Section 8 of Article XII of this Agreement.

         "CLOSING" shall mean the settlement of the transactions contemplated hereby.

         "CNI" shall mean Community Networks, Inc., a Virginia corporation.

         "COLLATERAL" shall have the meaning assigned to such term in Article III of this Agreement.

         "COLLATERAL ACCOUNT" shall mean the bank account(s) of the Borrowers in which all checks, drafts, cash and other remittances received by any Borrower, shall be deposited pursuant to Article VIII hereof and from which the Agent alone has the power of access and withdrawal.

         "COMMITMENT AMOUNT" shall mean One Hundred Ten Million Dollars ($110,000,000).

         "COMMITMENT FEE" shall have the meaning assigned to such term in
Section 7 of Article I of this Agreement.





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         "COMMITMENT LETTER" shall mean that certain letter dated October 19,
1995 from NationsBank, N.A. to BTG, as amended by letters from NationsBank, N.A. to BTG dated November 13, 1995 and November 21, 1995.

         "CONSOLIDATED EBITDA" shall mean, as of the date of the particular determination, earnings, before interest, taxes, depreciation and amortization for the four (4) consecutive fiscal quarters of the Borrowers most recently ended, calculated on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED FIXED CHARGES" shall mean, as of the date of the particular determination, interest expense, plus current maturities of long term debt, plus current maturities of capitalized leases, plus cash payments for taxes for the four (4) consecutive fiscal quarters of the Borrowers most recently ended, calculated on a consolidated basis in accordance with GAAP.

         "CONTRIBUTION AGREEMENT" shall mean the Amended and Restated Contribution Agreement by and among the various Borrowers dated as of the date hereof and delivered by the Borrowers prior to their execution and delivery of this Agreement (and by future Subsidiaries through execution of a Joinder Agreement).

         "CONTROL AFFILIATE" shall mean, as to any person or entity, any other person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity. For purposes of this definition, "control" of a person or entity shall mean the power, direct or indirect, (i) to vote or direct the voting of a majority of the Voting Stock of such person or entity, or (ii) to direct or cause the direction of the management and policies of such person or entity, whether by ownership of Voting Stock, by contract or otherwise.

         "CONVERTIBLE NOTE" shall mean that certain Convertible Promissory Note dated May 2, 1996 (the "Convertible Note"), made by Wheelgroup and payable to the order of





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BTG, in the original principal amount of Three Hundred Thousand and No/100
Dollars ($300,000.00).

         "CURRENT RATIO" shall have the meaning assigned to such term in
Section 15(b) of Article VI of this Agreement.

         "DFS" shall mean Deutsche Financial Services Corporation, a Nevada corporation, together with its successors and assigns.

         "DFS FINANCING AGREEMENT" shall mean that certain Agreement for Wholesale Financing dated October 31, 1996, by and between DFS and BTG, pursuant to which DFS agreed to provide the Wholesale Financing to BTG, together with that certain Addendum to Agreement for Wholesale Financing dated October 31, 1996 and that certain Amendment to Agreement for Wholesale Financing dated October 31, 1996 and that certain Addendum to Agreement for Wholesale Financing dated June 30, 1997.

         "DFS SUBORDINATION AGREEMENT" shall mean that certain Subordination Agreement dated August 29, 1997, by and between DFS and the Agent, pursuant to which the Agent subordinated its security interest in and to any and all inventory now owned or hereafter acquired by BTG, to the security interest in favor of DFS, for so long as the DFS Financing Agreement remains in full force and effect.

         "ELIGIBLE ASSIGNEE" shall have the meaning assigned to such term in
Section 11(a) of Article XII of this Agreement.

         "ELIGIBLE BORROWING BASE RECEIVABLES" shall mean all Receivables which (i) represent amounts due and owing for products actually delivered and accepted or work or services actually performed or rendered by or on behalf of any Borrower pursuant to any contract or agreement now or hereafter entered into by the particular Borrower and any unrelated and unaffiliated third party;
(ii) have been properly billed; (iii) arise in the





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ordinary course of the particular Borrower's business; (iv) are due, owing and not subject to any defense, set-off or counterclaim; and (v) are not Ineligible Receivables.

         "ELIGIBLE UNBILLED COSTS" shall mean costs actually incurred and arising out of work actually performed by one or more of the Borrowers under Government Contracts which (i) are properly billable to the Government in accordance with the applicable Government Contract within thirty (30) days of the certification date of the related Borrowing Base Certificate; (ii) may, in accordance with generally accepted principles, be included as current assets of the Borrowers, even though such amounts have not been billed to the Government; and (iii) are not Ineligible Unbilled Costs.

         "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Section 1 of Article IX of this Agreement.

         "EXCESS CASH" shall mean, as of the date of the particular determination, the aggregate amount of cash, marketable securities and/or other cash equivalents owned, held or retained by Resources which exceeds One Million Dollars ($1,000,000).

         "EXCESS CASH PERIOD" shall mean any five (5) consecutive Business Days during which Resources owns, holds or retains Excess Cash.

         "FEDERAL FUNDS RATE" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Agent (which determination shall be conclusive) to be the rate per annum announced by the Federal Reserve Bank of New York_ (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successors) does not





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announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

         "GAAP" shall mean generally accepted accounting principles.

         "GOVERNMENT" shall mean the United States government, any State or local government or any department or agency thereof.

         "GOVERNMENT CONTRACTS" shall mean written contracts between any Borrower and the United States government, any State or local government or any department or agency thereof.

         "HAZARDOUS SUBSTANCE" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated byphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials as defined in CERCLA, HMTA, RCRA, or any other applicable environmental law, rule, order or regulation.

         "HAZARDOUS WASTES" shall mean, without limitation, all waste materials subject to regulation under CERCLA, RCRA or applicable Federal or state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

         "HMTA" shall mean the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.).

         "INELIGIBLE RECEIVABLES" shall mean any Receivable which is (1) evidenced by a promissory note or similar instrument; (2) owed or payable by an account debtor (other than the Government) who is more than ninety (90) days past due in the payment of fifty percent (50%) or more of the aggregate balance due from such account debtor to the Borrowers; (3) owing from any person that is the subject of any (a) suit, lien, levy or





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judgment which is reasonably likely to affect the collectibility of said account(s), or (b) bankruptcy, insolvency or similar process or proceeding; (4) owing from a foreign account debtor; (5) as of the date of any determination, payable by the Government or NATO (as applicable), but not yet funded by the Government or NATO (as applicable); (6) a bonded account receivable; or (7) otherwise deemed ineligible by the Agent.

         "INELIGIBLE UNBILLED COSTS"  shall mean all Unbilled Costs which are
(i) not billable within thirty (30) days of the certification date of the related Borrowing Base Certificate; (ii) cost or profit retentions; (iii) variances from approved government reimbursement rates; or (iv) otherwise deemed ineligible by the Agent.

         "INTEREST PERIOD" means as to any Loan proceeds for which the Borrowers have elected LIBOR based interest in accordance with this Agreement, the period commencing on and including the date such LIBOR election is effective (or the effective date of the Borrowers' election to convert any portion of the Loan to a LIBOR interest basis in accordance with the provisions of this Agreement) and ending on and including the day which is between 15 and 180 days thereafter, as available, and as selected by the Borrowers in accordance with the provisions of this Agreement; provided, however, that: (i) the first day of any Interest Period shall be a Business Day; (ii) if any Interest Period would end on a day that would not be a Business day, such Interest Period shall be extended to the next succeeding Business Day; and
(iii) no Interest Period shall extend beyond the maturity date of the Loan.

         "JOINDER AGREEMENT" shall have the meaning assigned to such term in
Section 9 of Article I of this Agreement.

         "LENDER" and "LENDERS" shall mean, respectively, any and all of the banking or financial institutions which have (i) extended credit to any Borrower pursuant to this Agreement, and (ii) agreed in writing to be bound by the terms and provisions of this Agreement.





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          "LETTER OF CREDIT" and "LETTERS OF CREDIT" shall mean, respectively, each and all of the standby letter or letters of credit issued pursuant to this Agreement.

         "LETTER OF CREDIT ADMINISTRATIVE FEE" shall have the meaning assigned to such term in Section 3 of Article II of this Agreement.

         "LETTER OF CREDIT APPLICATION" shall have the meaning assigned to such term in Section 1 of Article II of this Agreement.

         "LETTER OF CREDIT FEE" shall have the meaning assigned to such term in
Section 3 of Article II of this Agreement.

         "LIBOR" shall mean for any Interest Period with respect to any Loan proceeds for which a LIBOR election has been made, the per annum interest rate (rounded upward, if necessary, to the nearest next 1/100 of 1%) quoted to the Agent, on an immediately available funds basis, at or about 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the first day of such Interest Period, for the offering by leading banks in the London Interbank Eurodollar market of Dollar deposits for a period comparable in time to the duration of such Interest Period and in amounts comparable to the amounts for which LIBOR is to be determined. If the Agent shall be unable or otherwise fails to so obtain the LIBOR quotes, LIBOR shall be the average of those rates quoted on the REUTERS "LIBO" page for a period comparable to the applicable Interest Period (rounded upward, if necessary, to the nearest next 1/100 of 1%).

         "LOAN" shall mean the loan made by the Lenders to the Borrowers in the maximum principal amount of One Hundred Ten Million Dollars ($110,000,000), or so much thereof as shall be advanced or readvanced from time to time, and which shall be evidenced by, bear interest and be payable in accordance with the terms and provisions set forth in the Notes.





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
         "LOAN DOCUMENT" and "LOAN DOCUMENTS" shall mean, respectively, each and all of this Agreement, the Notes, the Commitment Letter, the Stock Security Agreement, the Assignment of Convertible Promissory Note, the Negative Pledge and each other document, instrument or agreement now or hereafter executed and delivered by any Borrower in connection with the Loan.

         "MATERIAL CONTRACT" shall mean any and all (i) Government Contracts, other than purchase order contracts having a face amount (including all addenda, modifications and supplements) of less than Two Hundred Fifty Thousand Dollars ($250,000) and which are made or received by a Borrower in the ordinary course of its business; and (ii) other contracts and agreements of any Borrower having a face amount (including all addenda, modifications and supplements) of Two Hundred Fifty Thousand Dollars ($250,000) or more.

         "MAXIMUM BORROWING BASE" shall have the meaning assigned to such term in Section 3 of Article I of this Agreement.

         "MONETARY DEFAULT" shall mean the failure of any Borrower to pay when due the principal, interest, fees, charges, expenses or other amounts (except Borrowing Base Deficiencies) payable pursuant to the terms of any Note, this Agreement or any other Loan Document.

         "NATIONSBANK" shall mean NationsBank, N.A., a national banking association, acting individually, together with its successors and assigns.

         "NATO" shall mean the North Atlantic Treaty Organization.

         "NEGATIVE PLEDGE" shall mean that certain Amended and Restated Covenant Not to Convey and Negative Pledge of even date herewith, made by Resources to the Agent for the benefit of the Lenders, ratably, together with any and all extensions, renewals, modifications and substitutions thereof or therefor.





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         "NON-DEFAULT AND FINANCIAL COVENANTS COMPLIANCE CERTIFICATE" shall mean the form certificate attached as Exhibit 6 hereto.

         "NON-MONETARY DEFAULT" shall mean all Events of Default other than Monetary Defaults.

         "NOTE" and "NOTES" shall mean, respectively, each and all of the promissory notes executed, issued and delivered pursuant to this Agreement, together with all extensions, renewals, modifications and substitutions thereof and therefor.

         "OBLIGATION" AND "OBLIGATIONS" shall mean, respectively, each and all of any and all obligations and liabilities of any Borrower to any Lender or the Agent in connection with the Loan, whether now existing or hereafter created or arising, direct or indirect, matured or unmatured, and whether absolute or contingent, joint, several or joint and several, and no matter how the same may be evidenced or shall arise.

         "ORIGINAL LOAN AGREEMENT" shall have the meaning assigned to such term in the Recitals of this Agreement.

         "PERCENTAGE" shall mean, with respect to each Lender, the percentage set forth beside such Lender's name on Schedule 1 attached to this Agreement.

         "PERMITTED LIENS" shall mean: (a) liens for taxes which (i) are being contested in good faith and by appropriate proceedings; and (ii) the Borrower at all times has the financial ability to pay, including penalties and interest; (b) deposits or pledges to secure obligations under workers' compensation, social security or similar laws, incurred in the ordinary course of business; (c) liens in favor of any equipment lessor for amounts due in connection with equipment lease obligations; provided that the aggregate amount of such liens do not exceed Six Hundred Thousand Dollars ($600,000); (d) purchase money security interests on any of the personal property of any Borrower created in the ordinary course of such Borrower's business, provided that such security interests are not perfected





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by the filing of a UCC-1, financing statement or any other instrument or document and the secured indebtedness is paid in accordance with its trade payment terms; (e) judgment liens which are not prohibited by Section 4 of
Article VII of this Agreement; (f) liens in favor of the Agent; and (g) liens in favor of DFS, encumbering only inventory and related assets of BTG more fully described in the DFS Financing Agreement and granted in accordance with the terms and provisions of the DFS Financing Agreement. It is expressly acknowledged that landlord's liens (except those landlord liens expressly permitted by the Agent in writing) shall not be included within the definition of Permitted Liens.

         "PRIME RATE" shall mean the fluctuating rate established by NationsBank as its prime rate of interest from time to time, in its discretion, whether or not such rate shall otherwise be published. The Prime Rate is established by NationsBank as an index or base rate and may or may not at any time be the best or lowest rate charged by NationsBank on any loan.

         "RCRA" shall mean the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et. seq.).

         "RECEIVABLES" shall mean all of each Borrower's present and future accounts, contracts, contract rights, chattel paper, general intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business any Borrower conducts, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of inventory.

         "REDUCTION DATE" shall mean the date on which the Borrowers, in accordance with Section 8 of Article I of this Agreement, shall have (i) terminated the Lenders' obligations to make additional advances under the Loan, or (ii) irrevocably reduced the Commitment Amount.





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
         "REQUEST FOR ADVANCE AND CERTIFICATION" shall mean the form Request for Advance and Certification attached as Exhibit 4 hereto.

         "REQUIRED LENDERS" shall mean all of the Lenders who, at any given time, are not in default under or in breach of any of the terms and conditions of this Agreement applicable to the Lenders and who hold Notes representing, in the aggregate, at least eighty percent (80%) of the Commitment Amount.

         "RESOURCES" shall mean BTG Technology Resources, Inc., a Florida corporation, together with its successors and/or assigns.

         "STOCK SECURITY AGREEMENT" shall mean that certain Amended and Restated Stock Security Agreement of even date herewith, made by BTG to the Agent for the benefit of the Lenders ratably, together with any and all extensions, renewals, modifications and substitutions thereof or therefor.

         "SUBORDINATE DEBT" shall mean the indebtedness originally owing to Nomura Holding America Inc. by BTG, in the maximum principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00), and thereafter assigned by Nomura Holding America Inc. to Blue Ridge pursuant to that certain Letter Agreement dated August 29, 1997, by and among Nomura Holding America Inc., Blue Ridge and BTG.

         "SUBORDINATE DEBT AGREEMENT" shall mean that certain Note and Warrant Purchase Agreement dated as of February 16, 1996, originally by and between BTG and Nomura Holding America Inc., as amended by that certain First Amendment to Note and Warrant Purchase Agreement dated as of October 1, 1996, Second Amendment to Note and Warrant Purchase Agreement dated as of October 31, 1996, and Third Amendment to Note and Warrant Purchase Agreement dated as of August 25, 1997, which Note and Warrant Purchase Agreement (as amended) was subsequently assigned by Nomura Holding America Inc. to Blue Ridge pursuant to that certain Letter Agreement dated August 29, 1997, by and among Nomura Holding America Inc., Blue Ridge and BTG, and further





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
amended simultaneously with such assignment pursuant to that certain Fourth Amendment to Note and Warrant Purchase Agreement dated as of August 29, 1997.

         "SUBORDINATION AGREEMENT" shall mean that certain Amended and Restated Subordination Agreement dated as of October 31, 1996, originally by and among the Agent, NationsBank (acting in its capacity as a Lender), Fleet, Signet Bank, a Virginia banking corporation, Sanwa Business Credit Corporation, a Delaware corporation, certain of the Borrowers, DFS and Nomura Holding America Inc., which Subordination Agreement was subsequently assigned by Nomura Holding America Inc. to Blue Ridge pursuant to that certain Letter Agreement dated August 29, 1997, by and among Nomura Holding America Inc., Blue Ridge and BTG, and further amended simultaneously with such assignment pursuant to that certain First Amendment to Amended and Restated Subordination Agreement dated as of August 29, 1997.

         "SUBSIDIARY" AND "SUBSIDIARIES" shall mean, respectively, each and all of the subsidiary corporations or affiliates in which BTG now or hereafter owns, directly or indirectly, an ownership interest of greater than fifty percent (50%).

         "TANGIBLE NET WORTH" shall have the meaning assigned to such term in
Section 15(a) of Article VI of this Agreement.

         "TERMINATION FEE" shall have the meaning assigned to such term in
Section 8 of Article I of this Agreement.

         "VOTING STOCK" shall mean, with respect to any person or entity, the capital stock of such person or entity of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors ( or persons performing similar functions) of such person or entity.

         "WHEELGROUP" shall mean Wheelgroup Corporation, a Texas corporation, together with its successors and assigns.





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
         "WHOLESALE FINANCING" shall mean that certain financing provided by DFS to BTG from time to time for BTG's acquisition of inventory, pursuant to the DFS Financing Agreement.

                                   ARTICLE I

                                   COMMITMENT

         1. MAXIMUM LOAN AMOUNT. The Loan shall be evidenced by, bear interest and be payable in accordance with the terms and provisions set forth in one or more promissory notes payable to the Agent or as the Agent shall otherwise direct. Concurrent with the Borrowers' execution of this Agreement, the Borrowers shall execute and deliver to the Agent, for the benefit of the Lenders, three (3) replacement revolving promissory notes payable to the order of: (a) NationsBank, in the maximum principal amount of Fifty-three Million One Hundred Twenty-five Thousand and No/100 Dollars ($53,125,000.00); (b) Fleet, in the maximum principal amount of Forty-one Million Eight Hundred Seventy-five Thousand and No/100 Dollars ($41,875,000.00); and (c) Crestar, in the maximum principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00).

         2. USE OF PROCEEDS. The Loan shall be used only for working capital and general corporate purposes. The Borrowers agree that they will not use or permit the Loan proceeds to be used for any other purpose without the Agent's prior written consent.

         3.      BORROWING BASE.

                 (a) Maximum Advances. Notwithstanding any term or provision of this Agreement or any other Loan Document to the contrary, it is understood and agreed that in no event whatsoever shall the Lenders be obligated to advance any amount or have Obligations outstanding pursuant hereto which shall exceed the lesser of:

                          1.      The Commitment Amount, or





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
                        2.      the aggregate of (the "Maximum Borrowing Base"):

                                (i)      ninety percent (90%) of the
                                         Borrowers' Eligible Borrowing
                                         Base Receivables representing
                                         amounts due and owing from
                                         the Government, which are
                                         outstanding less than one
                                         hundred twenty-one (121) days
                                         from the date of original
                                         invoice; plus

                                (ii)     ninety percent (90%) of the
                                         Borrowers' Eligible Borrowing
                                         Base Receivables representing
                                         amounts due and owing from
                                         NATO, which are outstanding
                                         less than one hundred
                                         fifty-one (151) days from the
                                         date of original invoice;
                                         plus

                                (iii)    eight-five percent (85%) of
                                         the Borrowers' Eligible
                                         Borrowing Base Receivables
                                         representing amounts due and
                                         owing from domestic account
                                         debtors (other than the
                                         Government or NATO), which
                                         are outstanding less than
                                         ninety-one (91) days from the
                                         date of original invoice;
                                         plus

                                (iv)     the lesser of (x) fifty
                                         percent (50%) of the
                                         Borrower's Eligible Unbilled
                                         Costs; or (y) Five Million
                                         Dollars ($5,000,000); minus

                                (v)      Ten Million Dollars
                                         ($10,000,000).

All receivables included in the computation of the Maximum Borrowing Base must be acceptable to the Agent in all respects. Each request for an advance shall be deemed a representation by the Borrowers that any Eligible Borrowing Base Receivable or Eligible Unbilled Cost on which such request is based satisfies the foregoing requirements.

                 (b) Borrowing Base Deficiency. If at any time the aggregate principal amount of the Loan outstanding exceeds the Maximum Borrowing Base (a "Borrowing Base Deficiency"), the Borrowers shall immediately make a principal payment of not less than the amount of the Borrowing Base Deficiency. Notwithstanding the foregoing, in the event a Borrowing Base Deficiency shall occur as a result of (i) the Agent's determination that a particular receivable or a specific unbilled cost previously included in computing the

Maximum Borrowing Base is no longer eligible for inclusion or (ii) the Agent imposing any additional eligibility requirement which has not been previously imposed and is not ordinarily used by the Agent as a basis for classifying receivables or unbilled costs as ineligible, the Borrowers shall make a principal payment of not less than the amount of the resulting Borrowing Base Deficiency within three (3) Business Days of the date on which the Borrower is advised by the Agent of the ineligibility of the particular receivable or unbilled cost or the additional eligibility requirement.

                 (c) Separate Borrowing Bases. Without limiting the Agent's right to exclude from borrowing base eligibility any receivable and/or unbilled costs it deems ineligible, the Borrowers, Lenders and Agent further agree that, if the Agent shall determine in its reasonable discretion that a material adverse change in the financial condition of any Borrower has occurred, the Agent shall have the right (exercisable at such time or times as the Agent deems appropriate) to require that separate borrowing base calculations be made for such Borrower, as well as the right to limit the use of Loan proceeds by such Borrower to an amount equal to such Borrower's separate and independently calculated Maximum Borrowing Base.

         4.      ADVANCES.

                 (a) Agreement to Advance and Readvance; Procedure. So long as no Event of Default shall have occurred and is continuing, and no act, event or condition shall have occurred which with notice or the lapse of time, or both, shall constitute an Event of Default, and subject to the terms and provisions of this Agreement, the Lenders shall advance and readvance the Loan proceeds to the Borrowers from time to time at the request of the Borrowers. Requests for advances of Loan proceeds shall be in the form of Exhibit 4 hereto and may be made via facsimile or by telephone not later than 11:00 a.m. on any given Business Day if (i) the Borrower provides the Agent, in advance, with a written list of the names of the specific officers authorized to request disbursements by telephone or facsimile; and (ii) each such request is subsequently confirmed in writing by letter (in the form of Exhibit 4 attached hereto). Any and all advances of Loan proceeds shall be deposited into the Borrowers' operating account maintained with the Agent. Notwithstanding anything contained herein to the contrary, the Lenders shall have no obligation to make any advance of Loan proceeds after August 31, 1999.

                 (b)      Interest Rate Election.   Amounts advanced in
connection with the Loan shall bear interest either on a Prime Rate basis or LIBOR basis, as more fully set forth in the Notes. The Borrowers' right to request LIBOR based interest, as well as the terms, conditions and requirements relating thereto, are set forth on Exhibit 7 of this Agreement, and the parties expressly acknowledge and consent to the terms and provisions of Exhibit 7.

         5.      INTENTIONALLY OMITTED.

         6. FIELD AUDITS. The Agent has the right to conduct field audits on a regular basis with respect to the Collateral and the Borrowers' accounts receivable, inventory, business and operations. From and after the occurrence of an Event of Default, the Borrowers shall be obligated to pay all costs and expenses of any field audits which may be necessary in the Agent's sole and absolute discretion.

         7. COMMITMENT FEE. In addition to principal, interest and other sums payable under the Notes, so long as any Obligation remains outstanding or this Agreement remains in effect, the Borrowers agree to pay to the Agent for the benefit of the Lenders ratably, in accordance with each Lender's Percentage, a quarter-annual commitment fee (the "Commitment Fee") at the annual rate of three-eighths of one percent (3/8%), on the difference between
(i) the Commitment Amount and (ii) the daily outstanding principal balance of the Notes. The Commitment Fee shall be due for any quarter during which the average daily outstanding principal balance of the Notes during such quarter is less than fifty percent (50%) of the Commitment Amount, and shall be payable in arrears on the first day of the immediately following quarter.

         8. TERMINATION OF ADVANCES; REDUCTION OF THE COMMITMENT AMOUNT. The Borrowers may terminate the Lenders' obligations to make additional advances under the Loan or irrevocably reduce the Commitment Amount in whole or in part, provided that (i) the Borrowers shall have provided written notice thereof to the Agent at least ten (10) days prior to the Reduction Date; and
(ii) the Borrowers shall have paid to the Lenders, on or before the Reduction Date (and in addition to any prepayment or other required fees set forth in the Notes or any other Loan Document), a termination fee (the "Termination Fee") in the amount of: (a) Seven Hundred Fifty Thousand Dollars ($750,000), if the Reduction Date shall occur on or before the date which is twelve (12) months from the date hereof; or (b) Five Hundred Thousand Dollars ($500,000), if the Reduction Date shall occur after the day which is twelve (12) months from the date hereof, but on or before the date which is twenty-four (24) months from the date hereof. Notwithstanding the foregoing, the Termination Fee shall not be payable in connection with a permanent reduction of the Commitment Amount, if such permanent reduction is made in connection with (y) a contemporaneous bond offering, provided that such bond offering (1) is consummated prior to March 31, 1998, and (2) does not exceed One Hundred Million Dollars ($100,000,000), in the aggregate, (z) a contemporaneous public stock offering or public or private sale of BTG, any Subsidiary or any of their respective collective assets (with no new replacement indebtedness or debt refinancing of any kind, directly or indirectly).

         9.      JOINDER OF NEW SUBSIDIARIES AND AFFILIATES.   Any present or
future subsidiary or other affiliate of any Borrower or Resources in which any Borrower or Resources now or hereafter owns, directly or indirectly, an ownership interest of greater than fifty-percent (50%) shall, if and to the extent requested by the Agent (pursuant to the direction of the Required Lenders), execute a Joinder Agreement in the form attached hereto as Exhibit 8 (a "Joinder Agreement"), pursuant to which such subsidiary or affiliate shall
(i) join in and become a party to this Agreement and the other Loan Documents;
(ii) agree to comply with and be bound by the terms and conditions of this Agreement and all of the other Loan Documents; and (iii) become a "Borrower" and thereafter be jointly and severally liable for the performance of all the past, present and future obligations and liabilities of the Borrowers hereunder and under the other Loan Documents. Except as otherwise provided in Section 1(m) of Article IX of this Agreement, Resources shall not be required to become a "Borrower" pursuant to this Section 9.

         10. APPOINTMENT OF BTG. Each Borrower acknowledges that (i) the Lenders have agreed to extend credit to BTG and the Subsidiaries on an integrated basis for the purposes herein set forth; (ii) it is receiving direct and/or indirect benefits from each such extension of credit; and (iii) the obligations of the "Borrower" or "Borrowers" under this Agreement are the joint and several obligations of each Borrower. To facilitate the administration of the Loan, each Borrower hereby irrevocably appoints BTG as its true and lawful agent and attorney-in-fact with full power and authority to execute, deliver and acknowledge, as appropriate, each Request for Advance and Certification, Borrowing Base Certificate and all other Loan Documents or certificates from time to time deemed necessary or appropriate by BTG or the Agent in connection
with the Loan.   This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Agent. Upon request of the Agent, each Borrower shall execute, acknowledge and deliver to the Agent a form Power of Attorney confirming and restating the power-of-attorney granted herein.

                                   ARTICLE II

                               LETTERS OF CREDIT

         1. ISSUANCE. The Borrowers and Lenders acknowledge that from time to time a Borrower may request that NationsBank issue or amend Letter(s) of Credit pursuant to this Agreement, and that if any such Letter(s) of Credit are issued by NationsBank, each of the Lenders shall purchase from NationsBank a risk participation with respect to such Letter(s) of Credit in an amount equal to such Lender's Percentage of such Letter(s) of Credit. Any request by a Borrower for issuance of a Letter of Credit shall be made by such

Borrower submitting to the Agent an Application and Agreement for Letter of Credit or Amendment to Letter of Credit (each being herein referred to as a "Letter of Credit Application") on NationsBank's standard form from time to time in effect (modified to conform to the requirements of this Agreement, unless normal and customary letter of credit procedures are to the contrary), at least three (3) Business Days prior to the date on which the issuance or amendment of the Letter of Credit shall be required. The Letter of Credit Application shall be executed by an authorized officer of the Borrower, and be accompanied by such other supporting documentation and information, borrowing and other corporate resolutions and opinions of counsel as the Agent may from time to time reasonably request. Each Letter of Credit Application shall be deemed to govern the terms of issuance of the subject Letter of Credit. No Letter of Credit shall be issued which, by its terms, expires after August 31, 1999.

         2. AMOUNTS ADVANCED PURSUANT TO LETTERS OF CREDIT. In the event NationsBank issues any Letter(s) of Credit (i) the Maximum Borrowing Base shall be reduced by the face amount of each Letter of Credit (so long as such Letter of Credit remains outstanding), (ii) any amounts drawn under any Letter of Credit shall be deemed advanced ratably under the Notes, shall bear interest and be payable in accordance with the terms of the Notes and shall be secured by the Collateral (in the same manner as all other sums advanced under the Notes), and (iii) each Lender shall purchase from NationsBank such risk participations in the Letter(s) of Credit as shall be necessary to cause each Lender to share the funding obligations with respect thereto ratably in accordance with its particular Percentage. It is expressly understood and agreed that all obligations and liabilities of any Borrower to NationsBank in connection with any such Letter(s) of Credit shall be deemed to be "Obligations". Furthermore, in no event whatsoever shall NationsBank have any obligation to issue any Letter of Credit which would cause the face amount of all then outstanding Letters of Credit issued by NationsBank for the benefit of the Borrowers pursuant to this Agreement to exceed, in the aggregate, Five Million Dollars ($5,000,000).

         3. LETTER OF CREDIT FEES. The Borrowers shall pay (i) to the Agent, a per annum fee in the amount of one and one-half percent (1.5%) of the face amount of each Letter of Credit issued pursuant to this Agreement (the "Letter of Credit Fee"), which shall be shared by the Lenders ratably in accordance with their respective Percentages; and (ii) to NationsBank, an administrative fee in the amount of Three Hundred Dollars ($300) for each letter of credit issued or amended (the "Letter of Credit Administrative Fee"). The Letter of Credit Fee shall be due and payable quarterly, in advance, on the date the Letter of Credit is issued or amended, and on the same day of each third (3rd) month thereafter so long as such Letter of Credit remains outstanding. The Letter of Credit Administrative Fee shall be due and payable simultaneously with NationsBank's issuance or amendment of the particular Letter of Credit.

                                  ARTICLE III

                                    SECURITY

         1. SECURITY. As collateral security for the Loan and all other Obligations, the Borrowers hereby grant and convey to the Agent, for the benefit of the Lenders ratably, a security interest in all of the following (collectively, the "Collateral"):

                 Receivables. All of each Borrower's present and future accounts, contracts, contract rights, chattel paper, general intangibles, notes (including, without limitation, all of BTG's right, title and interest in and to the Convertible Note pursuant to the terms and conditions of the Assignment of Convertible Note), drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business any Borrower conducts, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of inventory;

                 Inventory. All of each Borrower's inventory and goods (as defined in the Uniform Commercial Code in effect in the Commonwealth of Virginia) now or hereafter owned by any Borrower, whenever acquired and wherever located, and whether held for sale or lease or furnished or to be furnished under contracts of service, and all raw materials, work in process and materials now or hereafter owned by any Borrower, wherever located, and used or consumed in its business, including all returned and repossessed items; and all other property now or hereafter constituting inventory (as defined in the Uniform Commercial Code in effect in the Commonwealth of Virginia);

                 Other Collateral. All of each Borrower's present and future furniture, fixtures, equipment, machinery, supplies and other personal property of every type or nature whatsoever, including without limitation, all of each Borrower's present and future instruments, documents, inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, good will, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, rights of claims against carriers and shippers, leases, and rights to indemnification;

                 Stock. All of BTG's right, title and interest in and to all of the issued and outstanding capital stock of Resources, and certain issued and outstanding capital stock of CNI and Wheelgroup, in each case whether common and/or preferred, and whether now or hereafter issued or outstanding and whether now or hereafter acquired by BTG, together with all voting or other rights appurtenant thereto, including, without limitation, the right to receive all dividends and/or distributions, and all proceeds thereof, pursuant to the terms and conditions of the Stock Security Agreement;

                 Records. All of each Borrower's records, documents and files, in whatever form, pertaining to the Collateral; and

                 Proceeds, Etc. Any and all cash and non-cash proceeds, increases, substitutions, replacements and/or additions to any or all of the foregoing.

         Notwithstanding the foregoing, the above described conveyance shall not be deemed to include the assignment of any Government Contract which, by its terms or applicable law, prohibits any Borrower from conveying its rights thereunder; it being understood however that the Agent's security interest shall include the entirety of each Borrower's right, title and interest in and to all receivables and other proceeds directly or indirectly arising from or by reason of such Government Contract, and all other rights and interests to which any Borrower may lawfully be entitled to convey to the Agent.

         It is expressly understood and agreed that the foregoing grant and conveyance of a security interest in the Collateral is in confirmation of (and not in replacement of) the grant and conveyance of a security interest in the Collateral which was previously made to the Agent, for the benefit of the Lenders ratably, in connection with the Original Loan (as heretofore modified); that the lien created by such prior grant and conveyance of a security interest in the Collateral remains in full force and effect; and that the grant and conveyance of a security interest in the Collateral pursuant to Section 1 of
Article III of this Agreement shall be supplemental to such prior grant and conveyance.

         2. NEGATIVE PLEDGE OF RESOURCES. As a material inducement for the Lenders to amend and restate the Loan, Resources has executed and delivered the Negative Pledge to the Agent for the benefit of the Lenders ratably, pursuant to which Resources has agreed not to sell, assign, transfer, pledge or otherwise encumber any of its assets to or for the benefit of any person or entity (except as expressly permitted therein) so long as any Obligation remains outstanding or this Agreement remains in effect.

         3. RELEASE OF SECURITY INTEREST. At such time as (i) the Notes and all other sums due to the Lenders in connection with the Loan have been paid and satisfied in full, (ii) all Letters of Credit have been canceled or expired, and (iii) no Lender has any further obligation or responsibility hereunder to make additional Loan advances or issue additional Letters of Credit, the Agent shall, upon request of the Borrowers and at no cost or expense to the Agent or any Lender, execute and deliver such documentation as the Borrowers may reasonably request to release the Collateral from the Agent's lien, and the termination of record of this Agreement.

                                   ARTICLE IV

                     CONDITIONS TO THE LENDERS' OBLIGATIONS

         The Lenders' obligation to perform hereunder shall be subject to the following conditions:

         1. COMPLIANCE WITH AGREEMENTS. Each of the Borrowers shall have performed all agreements theretofore to be performed by it and shall not be in breach of any covenant, representation or warranty made in this Agreement or in any other Loan Document.

         2. FINANCIAL CONDITION AND MANAGEMENT. There shall have been no material adverse change in the financial condition of any Borrower between the date of the most recent financial statement listed in Exhibit 3 hereto, and the date of Closing.

         3. OPINION OF COUNSEL. The Lenders shall have received an opinion of counsel for each of the Borrowers in form and substance satisfactory to the Agent.

         4. NO DEFAULT. There shall exist no Event of Default, and no act, event or condition shall have occurred which with notice or the lapse of time, or both, would constitute an Event of Default.

         5. DOCUMENTATION. The Agent shall have received such certificates of good standing, corporate resolutions, opinions and certifications, in such form and content and from such parties as the Agent shall reasonably require. All documentation relating to the Loan and all related transactions, including the Contribution Agreement, must be satisfactory in all respects to the Lenders, the Agent and the Agent's counsel.

         6. LEGAL FEES AND CLOSING EXPENSES. The Borrower shall have paid the reasonable fees and disbursements of the Agent's counsel, Dickstein, Shapiro Morin & Oshinsky LLP, as well as all other reasonable expenses of closing the transactions contemplated hereby, including, without limitation, all recording costs.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         To induce the Lenders to enter into this Agreement, each of the Borrowers jointly and severally represents, warrants, covenants and agrees as follows:

         1. CORPORATE EXISTENCE AND QUALIFICATION. Each of the Borrowers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite power and authority and all necessary licenses and permits to own, operate and lease its properties and carry on its business as now being conducted. Each of the Borrowers is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the nature of its activities or the character of its properties makes qualification necessary.

         2. CORPORATE AUTHORITY; NONCONTRAVENTION. The execution, delivery and performance of the obligations of each of the Borrowers set forth in this Agreement, the Notes and the other Loan Documents (i) have been duly authorized by all necessary corporate and/or stockholder action; (ii) do not require the consent of any governmental body, agency or authority; (iii) will not violate or result in (and with notice or the lapse of time will not violate or result in) the breach of any provision of any Borrower's Articles of Incorporation or By-laws, any indenture, instrument, or material agreement or other undertaking to which any Borrower is a party or by which any Borrower is bound, or any order or regulation of any governmental authority or arbitration board or tribunal; and (iv) except as provided for in this Agreement or in the other Loan Documents, result in the creation of a lien, charge or encumbrance of any nature upon any of the properties or assets of any Borrower. When the Loan Documents are executed and delivered, they will constitute legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors' rights generally, and subject to the effect of general principals of equity (whether considered in a proceeding in equity or at law).

         3.      FINANCIAL POSITION.  The financial statements listed on
Exhibit 3 hereto, copies of which have been delivered to the Lenders, present fairly the financial condition of the Borrowers as of the dates thereof and the results of the Borrowers' operations for the periods indicated therein, were prepared in accordance with GAAP, are true and accurate in all material respects, and are not misleading in any material respect. All material liabilities, fixed or contingent, are fully shown or provided for on the referenced financial statements or the notes thereto as of the dates thereof. There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrowers since the date of the most recent financial statements listed on Exhibit 3.

         4. PAYMENT OF TAXES. Each Borrower has filed all tax returns and reports required to be filed by it with the United States Government and/or with all state and local governments, and has paid in full or made adequate provision on its books for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in the execution of any tax lien or otherwise jeopardize the Agent's or Lenders' interests in any part of the Collateral.

         5. ACCURACY OF SUBMITTED INFORMATION; OMISSIONS. All certificates and financial statements furnished to any Lender or the Agent pursuant to this Agreement or otherwise in connection with the Loan, including all schedules and exhibits to this Agreement and the other Loan Documents, (i) are true and correct in all material respects;

(ii) do not contain any untrue statement of a material fact; and (iii) do not omit any material fact necessary to make the statements contained therein or herein not misleading. No Borrower is aware of any fact which has not been disclosed to the Agent in writing or in the Borrowers' filings with the Securities and Exchange Commission which materially adversely affects, or so far as any Borrower can now reasonably foresee, could reasonably be expected to materially adversely affect, the properties, business, profits or condition (financial or otherwise) of any Borrower or the ability of any Borrower to perform its obligations under this Agreement or any other Loan Document.

         6. CONTRACTS; SUSPENSION, DEBARMENT AND TERMINATION. No notice of suspension, notice of debarment or notice of termination for default has been received by any Borrower, no cure notice has been received by any Borrower in connection with any Government Contract, and no Borrower is a party to any pending or, to any Borrower's knowledge, threatened, suspension, debarment, termination for default or other adverse government action or proceeding in connection with any Government Contract.

         7. NO EXISTING OR PENDING DEFAULTS OR LIABILITIES. No Borrower is in default in any material respect in the performance of any obligation, covenant or condition contained in any material agreement to which it is a
party.   Additionally, no Borrower is aware of any condition, act, event or occurrence, including, without limitation, any pending or threatened litigation, legal or administrative proceeding or investigation, not disclosed to the Agent in writing or in the Borrowers' filings with the Securities and Exchange Commission that could reasonably be expected to prejudice the Agent's or any Lender's rights under any Loan Document.

         8. NO VIOLATIONS OF LAW. No Borrower is in violation of any Applicable Law in any material respect; no Borrower has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its properties or to the conduct of its business, and each Borrower has conducted its business and operations in compliance in all material respects with all Applicable Laws.

         9.      LITIGATION AND PROCEEDINGS.  Except as may be set forth on
Exhibit 9, no action, suit or proceeding against or affecting any Borrower is presently pending, or to the knowledge of any Borrower threatened, in any court, before any governmental agency or department, or before any arbitration board or tribunal, which could reasonably be expected to result in a judgment or liability in excess of Five Hundred Thousand Dollars ($500,000), which is not fully covered by insurance, and no Borrower is aware of any existing basis for any such action, suit or proceeding. No Borrower is in default with respect to any order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal.

         10. SECURITY INTEREST IN THE COLLATERAL. Each Borrower is the sole legal and beneficial owner of the Collateral represented to be owned by it, free and clear of all liens and encumbrances of any nature, except for Permitted Liens.

         11. PRINCIPAL PLACE OF BUSINESS; LOCATION OF BOOKS AND RECORDS; LOCATION OF INVENTORY. Each Borrower maintains its principal place of business and the location of its books and records with respect to accounts and contracts rights at the Borrowers' offices located at 3877 Fairfax Ridge Road, Fairfax, Virginia 22030. Set forth on Exhibit 2 hereto is a list of each Borrower's business locations, and all places where any of the Collateral (other than moveable business equipment located off-site from time to time in connection with the Borrowers' normal business operations) is located. Each Borrower agrees to notify the Bank in writing within ten (10) days after any change in its principal place of business or any change in the location of the office where it keeps its books and records with respect to accounts and contract rights, or any change of or addition to the locations where the Collateral is located.

         12.     FISCAL YEAR.  The Borrowers' fiscal year ends on March 31.

         13.     PENSION PLANS.

                 (a) The present value of all benefits vested under all "employee pension benefit plans", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), from time to time maintained by each Borrower (individually, a "Pension Plan" and collectively, the "Pension Plans") did not, as of December 31, 1996, exceed the value of the assets of the Pension Plans allocable to such vested benefits;

                 (b) No Pension Plan, trust created thereunder or other person dealing with any Pension Plan has engaged in a transaction proscribed by
Section 406 of ERISA or a "prohibited transaction", as such term is defined in
Section 4975 of the Internal Revenue Code;

                 (c) No Pension Plan or trust created thereunder has been terminated, and there have been no "reportable events" (as that term is defined in Section 4043 of ERISA and the regulations thereunder) with respect to any Pension Plan or trust created thereunder after June 30, 1974; and

                 (d) No Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Internal Revenue Code) as of the end of any plan year, whether or not waived, since the effective date of ERISA.

         14.     O.S.H.A. AND ENVIRONMENTAL COMPLIANCE.

                 (a) To the best of its knowledge, each Borrower has duly complied in all material respects with, and its facilities, business assets, property, leaseholds and equipment are in compliance in all materials respects with, the provisions of the Federal Occupational Safety and Health Act ("O.S.H.A."), the Environmental Protection Act, RCRA and all other environmental laws with which non-compliance could result in a material adverse effect on the business, condition (financial or otherwise) or results of operations of any Borrower; and there have been no outstanding citations, notices or orders of non-compliance issued to any Borrower relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations;

                 (b) each Borrower has been issued all required federal, state and local licenses, certificates and permits necessary or appropriate in the operation of its facilities, businesses, assets, property, leaseholds and equipment, unless the failure to obtain any such license, certificate or permit would not have a material adverse effect on the business condition (financial or otherwise) or results of operations of any Borrower;

                 (c) (i) to the best of each Borrower's knowledge, there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to herein as "Releases") of Hazardous Substances at, upon, under or within any Real Property or any premises leased by any Borrower;
(ii) to the best of each Borrower's knowledge, there are no underground storage tanks or polychlorinated biphenyls on any Real Property or any premises leased by any Borrower; (iii) neither any Real Property nor any premises leased by any Borrower has ever been used by any Borrower (and to the best of each Borrower's knowledge, any other person) as a treatment, storage or disposal facility of Hazardous Waste; and (iv) to the best of each Borrower's knowledge, no Hazardous Substances are present on any Real Property or any premises leased by any Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in proper storage containers, and as are necessary for the operation of the commercial business of any Borrower; and

                 (d) each Borrower, for itself and its successors and assigns, hereby covenants and agrees to indemnify, defend and hold harmless the Agent and the Lenders from and against any and all liabilities, losses, claims, damages, suits, penalties, costs and expenses of any kind or nature, including, without limitation, reasonable attorneys' fees, arising from or in connection with (i) the presence or alleged presence of any Hazardous

Substance or Hazardous Waste on, under or about any property of the Borrower (including, without limitation, any property or premises now or hereafter owned or leased by any Borrower), or which is caused by or results from, directly or indirectly, any act or omission to act by any Borrower; and (ii) any Borrower's violation of any environmental statute, ordinance, order, rule or regulation of any governmental entity or agency thereof (including, without limitation, any liability arising under CERCLA, RCRA, HMTA or any Applicable Laws).

         15. INTELLECTUAL PROPERTY. All patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, tradenames, trade secrets and licenses necessary for the conduct of the business of each Borrower are owned or utilized by such Borrower and are valid and have been duly registered or filed with all appropriate governmental authorities; to the best of each Borrower's knowledge, there is no objection to or pending challenge to any Borrower's right to use any such patent, trademark, copyright, tradename, trade secret or license; no Borrower is aware of any grounds for any challenge or objection thereto; except as expressly set forth on the financial statements listed on Exhibit 3 hereof, no Borrower pays any royalty to anyone in connection with the use of any such patent, trademark, copyright, tradename, trade secret or license; it being understood and agreed that this representation and warranty shall not be deemed violated by any Borrower's payment of a royalty for the use of intellectual property owned by Resources; provided that the aggregate amount of any and all consideration payable or paid by a Borrower in connection with such Borrower's use of such intellectual property does not exceed commercially reasonable amounts which would be payable in a comparable, arm's-length transaction with an unaffiliated
and unrelated entity or person.   Each Borrower hereby acknowledges, agrees and
confirms that all of each Borrower's right, title and interest in and to any and all documents, instruments and agreements (including, without limitation licensing agreements) executed and/or delivered in connection with each Borrower's use of the intellectual property of Resources is subject to the security interest in and to such documents, instruments and agreements granted to the Agent (for the benefit of the Lenders) by each Borrower pursuant to this Agreement. Each Borrower has the right to bring action for the infringement of any such patent, trademark, copyright, tradename, trade secret or license owned or used by each such Borrower.

         16.     INTENTIONALLY OMITTED.

         17. LEASES; NO REAL PROPERTY. Except as otherwise disclosed to the Agent, all leases and other agreements under which any Borrower is the lessee are in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the respective parties thereto and grant the leasehold estate which such documents purport to grant, free and clear of all liens and encumbrances (except for any statutory
landlord's liens permitted pursuant to this Agreement).   Except as otherwise
disclosed to the Agent, there are currently no threatened cancellations or outstanding disputes with respect to any such lease, and all necessary government approvals, if any, required to be obtained by any Borrower under Applicable Laws have been obtained for the present and continued use of the property or premises leased by each Borrower. No Borrower owns any interest in real property (other than the leasehold interests listed on Exhibit 2 hereto).

         18. LABOR RELATIONS. Except as set forth on Exhibit 9, there are no strikes, work stoppages, grievance proceedings, union organization efforts or other labor controversies pending, or to any Borrower's knowledge, threatened or reasonably anticipated between any Borrower and (i) any current or former employee of any Borrower or (ii) any union or other collective bargaining unit representing any such employee. Each Borrower has complied and is in compliance in all material respects with all Applicable Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, employee privacy and right to know. No Borrower is a party to any collective bargaining agreement. Except as disclosed in any of the Borrowers' filings with the Securities and Exchange Commission or as otherwise disclosed to the Agent in writing, there are no employment agreements between any Borrower and any of their respective employees not terminable at will relating to the businesses or assets of any Borrower. The consummation of the transactions contemplated hereby will not cause any Borrower to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity.

         19.     ASSIGNMENT OF GOVERNMENT CONTRACTS.   No existing Government
Contract of any Borrower (and no present or future interest of any Borrower, in whole or in part, in, to or under any such Government Contract, including, without limitation, the right to receive payment thereunder) is currently assigned, pledged, hypothecated or otherwise transferred to any person or entity (other than to the Agent for the benefit of the Lenders).

         20. CONTRIBUTION AGREEMENT. The Contribution Agreement is in full force and effect, has not been modified, altered or amended in any respect whatsoever (other than amendments entered into from time to time, pursuant to which a person or entity is joined as a party thereto immediately prior to and in connection with the execution of a Joinder Agreement), and no Borrower is in default thereunder.

         21. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made herein shall survive the making of the Loan, and shall be deemed remade and redated as of the date of each request for an advance or readvance of Loan proceeds.

                                   ARTICLE VI

                     AFFIRMATIVE COVENANTS OF THE BORROWERS

         So long as any Obligations remain outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees with the Lender that:

         1. PAYMENT OF LOAN OBLIGATIONS. Each Borrower will duly and punctually pay all sums to be paid to the Lenders in accordance with the terms and conditions of the Loan Documents, and will comply with, perform and observe all of the terms thereof.

         2. PAYMENT OF TAXES. Each Borrower will promptly pay and discharge all federal, state and other governmental taxes, assessments, fees and charges imposed upon it, or upon any of its properties or assets, prior to the date when any interest or penalty would accrue for non-payment of such taxes, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in the execution of any tax lien or otherwise jeopardize the Agent or Lenders' interest in any part of the Collateral.

         3. DELIVERY OF FINANCIAL AND OTHER STATEMENTS. The Borrowers shall deliver financial and other statements to the Agent and each Lender as follows:

                 (a) on or before the ninetieth (90th) day following the close of each of its fiscal years, the Borrowers will submit to the Agent and each Lender (i) annual audited financial statements prepared on a consolidated basis, which shall include at a minimum, a balance sheet and statement of income and expenses (with reconciliation of surplus), and a statement of changes in cash flow and related footnotes thereto, which financial statements shall be accompanied by an unqualified accountant's opinion and show the financial position and results of financial operations of the Borrowers for the fiscal year most recently ended; (ii) a Non-Default and Compliance Certificate in the form of Exhibit 6 hereto, confirming compliance with the Maximum Borrowing Base requirements and all representations, warranties and covenants set forth in this Agreement, which shall be certified by the President or Chief Financial Officer of BTG; and (iii) an annual management letter, if provided by the Borrowers' auditors;

                 (b) on or before the thirtieth (30th) day following the close of each calendar month, the Borrowers will submit to the Agent and each Lender (i) consolidated and consolidating financial statements, reporting the Borrowers' current financial position and the results of their operations for the month then ended, in form and substance reasonably satisfactory to the Agent in all respects, certified by the President or Chief Financial Officer of BTG; (ii) a Non-Default and Compliance Certificate in the form of Exhibit 6 hereto, confirming compliance with the Maximum Borrowing Base requirements and all representations, warranties and covenants set forth in this Agreement which shall be certified by the President or Chief Financial Officer of BTG; and (iii) an accounts payable aging report as of the last Business Day of the calendar month then ended, in form and substance reasonably satisfactory to the Agent;

                 (c) at least once each calendar week within two (2) days of the date as of which the report was prepared, the Borrowers will submit to the Agent and each Lender a Borrowing Base Certificate in the form of Exhibit 5 hereto, which certificate shall be certified by an authorized officer of the Borrowers and accompanied by a detailed current accounts receivable agings report;

                 (d) on or before the thirtieth (30th) day following the close of each quarter of the Borrower's fiscal year, the Borrowers will submit to the Agent and each Lender a contract status/backlog report prepared as of the last day of the calendar quarter most recently ended, in form and substance reasonably satisfactory to the Agent;

                 (e) on or before the forty-fifth (45th) day following the close of each fiscal quarter of the Borrowers' fiscal year and on or before the ninetieth (90th) day following the Borrowers' fiscal year end, as applicable, the Borrowers will submit to the Agent and each Lender the Borrowers' quarterly Form 10Q, and annual Form 10K filings with the Securities and Exchange Commission;

                 (f) within five (5) days of issuance, distribution or filing, as applicable, the Borrowers will submit to the Agent and each Lender copies of all filings with the Securities and Exchange Commission, all press releases and all other public filings, disclosure statements and/or registration statements; and

                 (g) on or before the thirtieth (30) day preceding the close of each of the Borrowers' fiscal years, the Borrowers will submit to the Agent and each Lender annual budgets and projections which shall include, at a minimum, a balance sheet and income statement, in form and substance reasonably satisfactory to the Agent.

         4. MAINTENANCE OF RECORDS; REVIEW BY THE BANK. Each Borrower will maintain at all times proper books of record and account in accordance with GAAP, consistently applied, and will permit the Agent's officers or any of the Agent's authorized representatives or accountants to visit and inspect each Borrower's offices and properties, examine its books of account and other records, and discuss its affairs, finances and accounts with the officers, employees, accountants and auditors of any of the Borrowers, all at such reasonable times and as often as the Agent may desire.

         5. MAINTENANCE OF INSURANCE COVERAGE. Each Borrower will maintain in effect fire and extended coverage insurance, public liability insurance, and workmen's compensation insurance with responsible insurance companies, in such amounts and against such risks as are customary for similar businesses, required by governmental authorities, if any, having jurisdiction over all or part of its operations, or otherwise reasonably required by the Agent, and will furnish to the Agent certificates evidencing such continuing insurance. The Agent shall be named as loss payee on all hazard and casualty insurance policies by means of a standard noncontributory mortgagee clause and as an additional insured on all liability insurance policies. All insurance policies shall also provide for (i) not less than thirty (30) days written notice to the Agent prior to expiration, cancellation or other material change; and (ii) waiver of subrogation.

         6. MAINTENANCE OF PROPERTY/COLLATERAL. Each Borrower will at all times maintain the Collateral and its tangible property, both real and personal, in good order and repair, and will permit the Agent's officers or any of the Agent's authorized representatives to visit and inspect the Collateral and each Borrower's tangible property as and when the

Agent deems necessary or appropriate; provided, however, that the Agent's review of any and all "classified contracts" shall be subject to compliance with Applicable Laws.

         7. MAINTENANCE OF CORPORATE EXISTENCE. Each Borrower will maintain its corporate existence and will provide the Agent with evidence of the same from time to time upon the Agent's request.

         8. MAINTENANCE OF CERTAIN ACCOUNTS WITH AGENT. The Borrowers shall maintain their respective primary operating accounts, including all depository accounts (time and demand), collection accounts and disbursement accounts, with the Agent; provided, that the foregoing shall not require the Borrowers to maintain with the Agent any specifically designated escrow account(s) maintained as of the date hereof by any Borrower pursuant to any NATO Government Contract.

         9. MAINTENANCE OF MANAGEMENT. The Borrowers will notify the Agent in writing of the change of any chief executive officer or chief financial officer of BTG, within five (5) days of the date of any such change.

         10. DISCLOSURE OF DEFAULTS, ETC. Promptly upon the occurrence thereof, each Borrower will provide the Agent and each Lender with written notice of any Event of Default, or any act, event or occurrence that, upon the giving of any required notice or the lapse of time, or both, would constitute an Event of Default. In addition, each Borrower will promptly advise the Agent and each Lender in writing of any condition, act, event or occurrence which comes to such Borrower's attention that would prejudice any Lender's rights in connection with any Material Contract, the Collateral, this Agreement, any Note or any other Loan Document, including, without limitation, the details of any pending or threatened suspension, debarment or other governmental action or proceeding, any material pending or threatened litigation, and any other material legal or administrative proceeding or investigation pending or threatened against any Borrower, including the entry of any judgment or lien (other than a Permitted Lien) in excess of Five Hundred Thousand Dollars ($500,000).

         11. SECURITY PERFECTION; PAYMENT OF COSTS. Upon the request of the Agent, the Borrowers will execute and deliver and pay the costs of recording and filing (i) all documents or materials necessary for compliance with the Assignment of Claims Act of 1940, as amended, 31 U.S.C. Section 3727 and 41 U.S.C. Section 15, and (ii) all financing statements, continuation statements, termination statements, assignments and other documents, in any such case as the Agent may from time to time deem necessary or appropriate for the perfection of any liens granted to the Agent pursuant hereto or pursuant to any other Loan Document. The Borrowers will pay any and all costs of closing hereunder, including, without limitation, any and all taxes (other than the Lenders' income taxes), which may be payable as a result of the execution of this Agreement or any agreement supplemental hereto, or as a result of the execution and/or delivery of any Note or other Loan Document.

         12. DEFENSE OF TITLE TO COLLATERAL. The Borrowers will at all times defend the Lenders', Agent's and Borrowers' rights in the Collateral against all persons and all claims and demands whatsoever, and will, upon request of the Agent (i) furnish such further assurances of title as may be reasonably required by the Agent, and (ii) do any other acts reasonably necessary to effect, perfect, preserve, maintain or continue the security interests of the Agent and Lenders in the Collateral.

         13. COMPLIANCE WITH LAW. Each Borrower will conduct its businesses and operations in compliance in all material respects with (i) all Applicable Laws and requirements of all federal, state and local regulatory authorities having jurisdiction, (ii) the provisions of its charter documents and by-laws, (iii) all agreements and instruments by which it or any of its properties may be bound, and (iv) all applicable decrees, orders and judgments.

         14. FURTHER ASSURANCES; ADDITIONAL REQUESTED INFORMATION. Each Borrower will provide to the Agent such further assurances and additional documents regarding the Collateral as the Agent may from time to time reasonably request, and each

Borrower will promptly provide the Agent with such additional information, reports and statements respecting its business operations and financial condition, and respecting its affiliated business and investments, as the Agent may from time to time reasonably request.

         15. FINANCIAL COVENANTS OF THE BORROWERS. So long as any Obligation remains outstanding or this Agreement remains in effect, the Borrowers will comply with each of the financial covenants set forth below.
All financial or accounting terms referenced below and not otherwise defined in this Agreement shall have the meanings attributable to such terms in accordance with GAAP.
                 (a) Tangible Net Worth. The Borrowers will maintain on a consolidated basis at all times during the following periods, tangible net worth of not less than the following amounts.

                                  Periods                         Required Tangible
                                  -------                               Net Worth
                                                                  ------------------
                          From 12/31/97 through 03/30/98            $42,500,000
                          From 03/31/98 through 06/29/98            $43,700,000

                          From 06/30/98 through the                 $43,700,000,
                          Maturity Date                             plus 67% of net
                                                                    income (as
                                                                    determined on a
                                                                    consolidated basis in
                                                                    accordance with
                                                                    GAAP at the end of
                                                                    each fiscal quarter).

                          For purposes of this Agreement, "Tangible Net Worth" shall mean all capital stock, paid in capital and retained earnings, less all treasury stock, amounts due from officers, directors, stockholders and members of their immediate families, amounts due from affiliates (to the extent that such amounts are part of the Borrowers' consolidated net worth), investments in non-marketable securities, notes receivable of affiliated companies (to the extent that such amounts are part of the Borrowers' consolidated net worth), leasehold improvements, goodwill, non-competition agreements, capitalized organization and development costs, capitalized expenses, loan costs, patents, trademarks, copyrights, franchises, licenses and other intangible assets.

                 (b) Current Ratio. From and after December 31, 1997, the Borrowers will at all times maintain on a consolidated basis a current ratio of not less than
                          1.5 to 1.0. For purposes of this Agreement, the current ratio shall be calculated by dividing current assets by current liabilities.

                 (c) Average Funded Debt to EBITDA Ratio. From and after December 31, 1997, the Borrowers will at all times maintain on a consolidated basis, a ratio of Average Funded Debt to EBITDA of not more than 5.0 to 1.0. For purposes hereof, "Average Funded Debt" shall mean, for the prior twelve (12) month period, the average daily outstanding principal balance of borrowed funds pursuant to this Agreement (including, without limitation, the face amount of outstanding Letters of Credit), plus all other interest bearing obligations of the Borrowers as of the date of determination.

                 (d) Maintenance of Fixed Charge Coverage. The Borrowers shall not permit the ratio of (i) Consolidated EBITDA of the Borrowers, to (ii) Consolidated Fixed Charges, measured as of each date set forth below for the period of four consecutive full fiscal quarters of the Borrowers ended on such date, to be less than the ratio set forth below:

                                Fiscal Quarter Ended                 Ratio
                                --------------------                 -----

                          December 31, 1997 and the last day
                          of any subsequent fiscal quarter of
                          the Borrowers                            1.4 to 1.0

         16. LANDLORD WAIVERS; SUBORDINATION. Borrowers shall provide to the Agent written landlord waivers from each lessor/landlord of any premises at which any Borrower's inventory is hereafter located. These required landlord waivers shall subordinate any statutory, contractual or other lien the landlord/lessor may have in any of the Collateral to the lien, operation and effect of the lien being granted to the Agent pursuant to this Agreement, and shall be in form and substance acceptable to the Agent.

Borrowers shall provide the required waiver(s) to the Agent prior to any Borrower storing, keeping or locating inventory on the landlord's/lessor's premises with respect to any location at which any Borrower hereafter stores, keeps or locates any inventory.

                                  ARTICLE VII

                      NEGATIVE COVENANTS OF THE BORROWERS

         So long as any of the Obligations remain outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees that, without the prior written consent of the Agent, the Borrowers will not:

         1.      CHANGE OF CONTROL; MERGER; DISPOSITION OF ASSETS.

                 (a) Permit any person or entity (other than Edward H. Bersoff or any Control Affiliate of Edward H. Bersoff) to become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of more than thirty-five percent (35%) of the outstanding shares of Voting Stock of BTG, if Edward H. Bersoff and his Control Affiliates, taken together, beneficially own (as defined in Rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, in the aggregate, a lesser percentage of the Voting Stock of BTG than any such person or entity, and Edward H. Bersoff and his Control Affiliates do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of BTG;

                 (b) Permit, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of BTG (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of BTG was approved by a vote of a majority of the directors of BTG then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) to no longer constitute a majority of the Board of Directors of BTG then in office,

                 (c) Permit majority or effective control of any Subsidiary (other than CNI) to be sold, assigned or otherwise transferred, legally or equitably; or permit any Borrower to merge or consolidate with any company or enterprise, or acquire or purchase any company or enterprise, or sell, assign, loan, deliver, lease, transfer or otherwise dispose of a substantial part of its property or assets, other than in the ordinary course of its business. For purposes of this subsection, any transaction involving the disposition of assets or properties having a value in excess of Five Hundred Thousand Dollars ($500,000), as measured by the consideration for the transaction in question, shall be deemed to be substantial;

         2. MARGIN STOCKS. Use any part of the proceeds of any advance made hereunder to purchase or carry, or to reduce or retire any loan incurred to purchase or carry, any margin stocks (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks;

         3. CHANGE OF OPERATIONS. Change the general character of the Borrowers' business as conducted on the date hereof, or engage in any type of business not reasonably related to such business, as presently and normally conducted;

         4. JUDGMENTS; ATTACHMENTS. Suffer or permit any judgment or attachment against any Borrower or any Borrower's property which is not covered by insurance and is in an amount in excess of Five Hundred Thousand Dollars ($500,000), to remain unpaid, undischarged, unbonded, unstayed or undismissed for a period of twenty (20) days;

         5. FURTHER ASSIGNMENTS; PERFORMANCE AND MODIFICATION OF CONTRACTS; ETC. Except as may be expressly permitted by the Loan Documents,
(i) make any further assignment, pledge or disposition (other than in the ordinary course of business) of the Collateral or any part thereof; (ii) permit any set-off or reduction, delay the timing of any payment under, or otherwise modify any Material Contract, if such set-off, reduction, delay or modification would give rise to a Borrowing Base Deficiency or otherwise adversely affect the Borrowers in any material respect; or (iii) do or permit to be done anything to impair the security or value of any Collateral or the payments due to any Borrower thereunder;

         6.      INTENTIONALLY OMITTED.

         7. INDEBTEDNESS; GRANTING OF SECURITY INTERESTS. Suffer or permit any Borrower to incur any new indebtedness for borrowed money (except for intercompany indebtedness by and among the Subsidiaries and/or BTG, with no third party financing or participation, and trade debt incurred in the ordinary course of business), or guarantee or otherwise become obligated for any indebtedness of others (except for indebtedness of another Borrower as expressly permitted above in this Section 7), or mortgage, assign, pledge, hypothecate or otherwise encumber or permit any lien, security interest or other encumbrance, including purchase money liens, whether under conditional or installment sales arrangements or otherwise, to affect the Collateral or any other assets or properties of any Borrower (except for Permitted Liens). Notwithstanding anything contained in this Section 7 of Article VII to the contrary, it is understood and agreed that the negative covenant set forth in this Section 7 (prohibiting new indebtedness for borrowed money) shall not be violated by the Wholesale Financing; provided that (i) the aggregate outstanding amount of the Wholesale Financing may not exceed, at any time, Fifty Million Dollars ($50,000,000); and (ii) no Borrower may incur any interest expense pursuant to the DFS Financing Agreement or any other document, instrument or agreement entered into in connection with the Wholesale Financing, without the Agent's prior written consent.

         Furthermore, each of the Borrowers agrees that it will not enter into any agreement or understanding with any person or entity pursuant to which any of the Borrowers agrees to be bound by a covenant not to encumber all or any part of the property or assets of any Borrower;

         8. DIVIDENDS AND SIMILAR EVENTS. Declare or pay any dividends on any of BTG's capital stock of any class, alter or amend any Borrower's capital structure, purchase, redeem or otherwise retire any shares of any Borrower's capital stock, voluntarily prepay, acquire or anticipate any sinking fund requirement of any indebtedness, make any distributions in cash or assets, or make any loans, salary advances or other payments to any person or entity (other than in the ordinary course of business). Notwithstanding the foregoing, it is understood and agreed that (a) payments made by any Borrower to Resources pursuant to Section 15 of Article V of this Agreement shall not violate the negative covenant set forth in this Section 8 of Article VII of this Agreement; and (b) payments, loans or advances made by any Borrower to or for the benefit of CNI shall not violate the negative covenant set forth in this Section 8 of Article VII of this Agreement; provided that (i) the aggregate amount of any and all such payments, loans and/or advances to or for the benefit of CNI does not, at any time, exceed Seven Million Dollars ($7,000,000), in the aggregate, and (ii) any such payments, loans or advances to or for the benefit of CNI constituting capital expenditures shall also be in compliance with the limitations set forth in Section 10 of Article VII and the other provisions of this Agreement;

         9. LEASE OBLIGATIONS. Enter into any new leases of real or personal property, except in the ordinary course of business;

         10. CAPITAL EXPENDITURES. On a consolidated basis, make any investment or capital expenditure, including, but not limited to, expenditures for leasehold improvements or the acquisition of the assets of any other firm, person, company, corporation or enterprise, during the Borrowers' fiscal year ending March 31, 1998, or during any fiscal year thereafter, in excess of One Million Eight Hundred Thousand Dollars ($1,800,000);

         11. CONTINUED PROFITABILITY. Incur, on a consolidated basis, a net loss for any fiscal quarter ending on or after December 31, 1997; and/or

         12. RESOURCES' INDEBTEDNESS; DISPOSITION OF RESOURCES' ASSETS. Permit Resources to (a) incur any new indebtedness for borrowed money (except for intercompany indebtedness by and among Resources and BTG or any Subsidiary, with no third party financing or participation, and trade debt incurred in the ordinary course of business); (b) guarantee or otherwise become obligated for any indebtedness of others (except for indebtedness of a Borrower); or (c) sell, assign, transfer, pledge or otherwise encumber any of its assets to or for the benefit of any person or entity (except as expressly permitted pursuant to the Negative Pledge).

                                  ARTICLE VIII

                               COLLATERAL ACCOUNT

         The Borrowers will deposit or cause to be deposited into the Collateral Account, all checks, drafts, cash and other remittances received by any Borrower, and shall deposit such items for credit to the Collateral Account within one (1) Business Day of the receipt thereof and in precisely the form received. Pending such deposit, the Borrowers will not commingle any such items of payment with any of their other funds or property, but will hold them separate and apart.

         Each Borrower hereby covenants and agrees that the Collateral Account shall secure the Obligations and hereby grants, assigns and transfers to the Agent, on behalf of the Lenders, a continuing security interest in all of each Borrower's right, title and interest in and to the Collateral Account. In accordance with Applicable Law, the Agent may apply funds in the Collateral Account to any of the Obligations, including, without limitation, any principal, interest or other payment not made when due, whether arising under this Loan Agreement and/or any other Loan Document, or any other Obligation of any Borrower, without notice to any Borrower, without regard to the origin of the deposits to the account or beneficial ownership of the funds therein or whether such Obligations are owed jointly with another or severally; the order and method of such application to be in the sole discretion of the Agent. The Agent's right to deduct sums due under the Loan

Documents from any Borrower's account(s) shall not relieve the Borrowers from their obligation to make all payments required by the Loan Documents as and when required by the Loan Documents, and the Agent shall not have any obligation to make any such deductions or liability whatsoever for any failure to do so.

                                   ARTICLE IX

                              DEFAULT AND REMEDIES

         1. EVENTS OF DEFAULT. Any one of the following events shall be considered an "Event of Default".

                 (a) if any Borrower shall fail to pay any principal, interest or other sum owing on the Obligations when the same shall become due and payable, whether by reason of acceleration or otherwise;

                 (b) if the Borrowers shall incur a Borrowing Base Deficiency and fail, immediately upon such occurrence, without notice or demand therefor, to make a payment to the Agent in an amount equal to or greater than the Borrowing Base Deficiency; provided, however, that upon the occurrence of the circumstances described in Paragraph 3(b) of Article I of this Agreement, the Borrowers shall not be required to make an immediate payment, but rather shall be required to make the payment within the time frame specified in Paragraph 3(b) of Article I;

                 (c) if any Borrower shall fail to pay and satisfy in full, within twenty (20) days of the rendering thereof, any judgment against any Borrower in the amount of Five Hundred Thousand Dollars ($500,000.00) or more which is not, to the satisfaction of the Agent, fully bonded, stayed, covered by insurance or covered by appropriate reserves;

                 (d) if (i) a notice of debarment, notice of suspension or notice of termination for default shall have been issued under any Material Contract (ii) any Borrower is barred or suspended from contracting with any part of the Government; (iii) the actual termination of any Material Contract due to alleged fraud, willful misconduct, neglect, default or any other wrongdoing; or (iv) a cure notice issued under any Material Contract shall remain uncured beyond (x) the expiration of the time period available to the Borrower pursuant to such Material Contract and/or such cure notice, to cure the noticed default, or (y) the date on which the other contracting party is entitled to exercise its rights and remedies under the Material Contract as a consequence of such default;

                 (e) if any warranty or representation set forth herein or in any other Loan Document made by or on behalf of any Borrower shall be misleading or untrue in any material respect, when made or remade; it being understood and agreed, however, that a representation or warranty set forth in a Borrowing Base Certificate as to the eligibility of a particular Receivable which is misleading or untrue as a result of (i) an Account Debtor being the subject of any (A) suit, lien, levy or judgment which is reasonably likely to affect the collectibility of said account or (B) bankruptcy, insolvency or similar process or proceeding, or (ii) such Receivable having not yet been funded by the Government or NATO (as the case may be), shall not constitute an Event of Default hereunder, provided that the Borrower has made or given such representation or warranty to the best of the Borrower's knowledge at the time the applicable Borrowing Base Certificate is submitted to the Agent and Lenders;

                 (f) if there shall be non-compliance with or a breach of any of the Affirmative Covenants or Negative Covenants contained in this Agreement, or any other covenants or agreements of any Borrower set forth herein, in the Notes or any other Loan Document;

                 (g) if the Agent is not satisfied in its reasonable discretion, with the results of any field audit conducted by the Agent or its agents;

                 (h) if (i) without the prior written consent of the Agent, any Borrower shall be liquidated or dissolved or shall discontinue its business; (ii) if a trustee or receiver is appointed for any Borrower or for all or a substantial part of its assets; (iii) if any Borrower makes a general assignment for the benefit of creditors; (iv) if any Borrower files or is the subject of any insolvency proceeding or petition in bankruptcy, which in the case of an involuntary bankruptcy, remains undismissed for sixty (60) days; (v) if any Borrower shall become insolvent or shall at any time fail generally to pay its debts as such debts become due; or (vi) if any governmental agency or bankruptcy court or other court of competent jurisdiction shall assume custody or control of the whole or substantial portion of the assets of any Borrower;

                 (i) if any Borrower's property or assets, including, without limitation, any deposit accounts, are levied upon, attached or subject to any other enforcement proceeding;

                 (j) if a default shall have occurred under the terms and provisions of any bonding contract or other agreement entered into by any Borrower in connection with the performance by any Borrower of its obligations under any contract;

                 (k) if a default shall have occurred under the DFS Financing Agreement or any other agreement, document or instrument entered into in connection with the Wholesale Financing, or if any person or entity (other than the Agent) shall be in breach or violation of any of the terms and conditions of the DFS Subordination Agreement;

                 (l) if Resources shall breach or fail to observe any term, covenant or agreement set forth in the Negative Pledge; and/or

                 (m) if at any time Resources owns, holds or retains Excess Cash for a period of time exceeding the Excess Cash Period, and within ten (10) Business Days after the expiration of the Excess Cash Period, Resources has failed to (i) pay dividends to its shareholder(s) in an amount equal to or greater than the Excess Cash, or (ii) become a "Borrower" under this Agreement pursuant to the terms and provisions of this Agreement; it being understood and agreed that Resources' failure to timely pay dividends or become a "Borrower" pursuant to clauses (i) and (ii) above of this subsection (m) shall not constitute an Event of Default unless such failure continues unremedied for a period of three (3) days or more following the date that the Agent has given written notice of such failure to the Borrower.

         2. REMEDIES. Upon the occurrence of any Event of Default, the Agent, acting on behalf of the Lenders, may exercise any or all of the following remedies.

                 (a) Withhold disbursement of all or any part of the Loan proceeds;

                 (b) Suspend the Lenders' obligation to make further disbursements of the Loan proceeds until such Event of Default shall have been cured, and terminate such obligation if an Event of Default continues after the expiration of any applicable grace period as may be provided herein;

                 (c) Declare all principal, interest at the then applicable rate and other sums owing on the Obligations to be immediately due and payable without demand, protest, notice of protest, notice of default, presentment for payment or further notice of any kind; provided, however, that payments of amounts hereunder shall not be accelerated by reason of (i) a Monetary Default, unless such default remains uncured for two (2) days (with no notice of default being required); and (ii) a Non-Monetary Default, unless such default remains uncured for thirty (30) days following notice thereof from the Agent to the Borrower. It is expressly understood and agreed that no notice or grace period shall be required to be provided to any Borrower (and the Agent may accelerate payment and exercise its other rights and remedies without delay) in the event of (i) the occurrence of a Borrowing Base Deficiency, in which event the amount of the deficiency is immediately due and payable in full (except as otherwise provided in Section 3(b) of Article I of this Agreement); or (ii) any failure of the Borrowers to satisfy any of the financial covenants set forth in Section 15 of Article VI of this Agreement. Furthermore, notice of a Non-Monetary Default shall not be required prior to acceleration or prior to the Agent exercising any other right or remedy under this Agreement or any other Loan Document, if the Agent in good faith believes that any such delay would impair the value of the Lenders' security in any material respect or the Lenders' lien priority;

                 (d) Without notice, offset and apply against all or any part of the Obligations then owing by any Borrower to any Lender, any and all money, credits, stock, bonds or other securities or property of any Borrower of any kind or nature whatsoever on deposit with, held by or in the possession of any Lender in any capacity whatsoever, including without limitation, any deposits with any Lender or any of its affiliates, to the credit of or for the account of any of the Borrowers. To the extent permitted by Applicable Law, upon the occurrence and continuance of an Event of Default, the Agent and Lenders are authorized at any time to charge the Obligations against any Borrower's account(s), without regard to the origin of deposits to the account or beneficial ownership of the funds; it being understood that the foregoing authorization shall not limit any other rights the Agent or any Lender may have to debit any account(s) of any Borrower pursuant to this Agreement or any other Loan Document. Any and all amounts obtained by the Agent or any Lender pursuant to this subsection (d) shall be shared by all of the Lenders ratably, in accordance with each Lender's Percentage; it being expressly acknowledged and agreed that each Lender, as well as the Agent, shall be entitled to exercise the rights of set-off provided in this subsection (d) and/or in
Section 3 of this Article IX;

                 (e) Upon the occurrence of an Event of Default (subject to the expiration of any applicable grace period as may be provided herein), exercise all rights, powers and remedies of a secured party under the Uniform Commercial Code in effect in the Commonwealth of Virginia, any other jurisdiction in which the Collateral is located and/or under any other applicable law(s), including, without limitation, the right to (i) require each Borrower to assemble the Collateral (to the extent that it is movable) and make it available to the Agent at a place to be designated by the Agent, and (ii) enter upon any Borrower's premises, peaceably by the Agent's own means or with legal process, and take possession of, render unusable or dispose of the Collateral on such premises; each Borrower hereby agreeing not to resist or interfere with any such action. The Agent agrees to give the Borrowers written notice of the time and place of any public sale of the Collateral or any part thereof, and the time after which any private sale or any other intended disposition of the Collateral is to be made, and such notice will be mailed, postage prepaid, to the principal place of business of the Borrowers, at least ten (10) days before the time of any such sale or disposition. Each Borrower hereby authorizes and appoints the Agent and its successors and assigns to (x) sell the Collateral, and (y) declare that each Borrower assents to the passage of a decree by a court of proper jurisdiction for the sale of the Collateral. Any such sale pursuant to (x) or (y) above is to be made in accordance with the applicable provisions of the laws and rules of procedure of the Commonwealth of Virginia or other applicable law; and/or;

                 (f) Upon the occurrence of an Event of Default (subject to the expiration of any applicable grace period as may be provided herein), proceed to enforce such other and additional rights and remedies as the Agent and/or Lenders may have hereunder, and/or under any of the other Loan Documents, or as may be provided by applicable law. It is expressly understood and agreed that the Lenders and/or Agent may exercise their respective rights under this Agreement or under any other Loan Document without exercising the rights or affecting the security afforded by any other Loan Document, and it is further understood and agreed that the Agent may proceed against all or any portion of the Collateral in such order and at such times as the Agent, in its sole discretion, sees fit; and each of the Borrowers hereby expressly waives, to the extent permitted by law, all benefit of valuation, appraisement, marshaling of assets and all exemptions under the laws of the Commonwealth of Virginia and/or any other state, district or territory of the United States.

         Furthermore, if any Borrower shall default in the performance when due of any of the provisions of this Agreement, the Agent, without notice to or demand upon any Borrower (and without any grace or cure period) and without waiving or releasing any of the Obligations or any default hereunder, under the Notes or under any other Loan Document, may (but shall be under no obligation to) perform the same for each Borrower's account and any monies expended in so doing shall be chargeable to the Borrowers with interest which shall accrue (until the monies expended are repaid to the Agent) at the rate provided for in the Notes plus two percent (2%) per annum, and added to the indebtedness secured by the Collateral.

         All sums paid or advanced by the Agent in connection with the foregoing or otherwise in connection with the Loan, and all court costs and expenses of collection, including without limitation, attorneys' fees and expenses (and fees and expenses resulting from the taking, holding or disposition of the Collateral) incurred in connection therewith shall be paid by the Borrowers upon demand and shall become a part of the Obligations secured by the Collateral. The Borrowers agree to bear the expense of each lien search, property and judgment report or other form of Collateral ownership investigation as the Agent, in its discretion, shall deem necessary or desirable to assure or further assure to the Lenders their interests in the Collateral.

         3. AGENT'S RIGHT OF SETOFF/SECURITY INTEREST. Each Borrower hereby covenants and agrees that its account(s) shall secure all debts which it may owe to the Agent, Lenders or any of their affiliates, now or in the future, and to secure all such debts, each Borrower hereby grants to the Agent, for itself, as agent for its affiliates and as agent for the Lenders, a continuing security interest in, and hereby assigns and transfers to, and pledges with, the Agent, for itself, as agent for its affiliates and as agent for the Lenders, all of each Borrower's right, title and interest in its account(s) and any funds or other items in said account(s) from time to time. The Agent may use funds in any Borrower's account(s) to repay any debt which any Borrower may owe the Agent, any of its affiliates or any Lender which is due, without notice to any Borrower. The Agent shall not be liable for dishonoring items where its exercise of such right of setoff or enforcement of such security interest results in insufficient funds in an account. The funds held in joint accounts may be pledged by any Borrower or used to repay the debts on which any Borrower is liable to the Agent, or its affiliates or any lender, whether jointly with another or severally. Notwithstanding anything to the contrary in state law, the Agent is authorized at any time to charge any such debt against any Borrower's account, without regard to the origin of deposits to the account or beneficial ownership of the funds. Funds held in individual accounts may be used to repay any Borrower's debts to the Agent, any affiliate of the Agent or the Lenders, whether such debts are owed jointly with another or severally.
Any Borrower's debts may include (1) those incurred under any agreement regarding the extension of credit, (2) those owed by any Borrower arising out of another joint account of which any Borrower is joint owner, even if they are not directly incurred by any Borrower, (3) those on which any Borrower is secondarily liable, or (4) any amounts for which the Agent or any Lender becomes liable to any governmental agency or department or any company as a result of recurring payments credited to any Borrower's account after the termination of entitlement of the intended recipient of such amounts. If the Agent cashes a third party check for any Borrower over the counter, and the check is returned to the Agent unpaid for any reason, each Borrower authorizes the Agent to charge the check against any Borrower's account without notice, provided the Agent returns the unpaid check to such Borrower. Notwithstanding anything contained in this Section 3 to the contrary, any and all funds obtained by the Agent pursuant to this Section shall first be applied against the Borrower's debts owed to the Lenders in connection with the Loan, ratably in accordance with each Lender's Percentage, until each Lender is paid in full all sums owing to them in connection with the Loan, and then shall be applied to any other debts of the Borrower owing to NationsBank or any of its affiliates.

                                   ARTICLE X

                                   THE AGENT

         1. APPOINTMENT. Each Lender hereby irrevocably appoints NationsBank, N.A. to act as Agent for such Lender pursuant to the provisions of this Agreement and the other Loan Documents, and irrevocably authorizes the Agent to take such action, exercise such powers and perform such duties as are expressly delegated to or required of the Agent by the terms hereof or thereof, or are reasonably incidental thereto, including without limitation, executing documents in the name of the Agent for and on behalf of the Lenders. NationsBank, N.A. agrees to act as Agent on behalf of the Lenders on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 10 of this Article X. Each Lender agrees that the rights and remedies granted to the Agent under this Agreement and the other Loan Documents shall be exercised exclusively by the Agent, and that no Lender shall have the right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

         2. GENERAL NATURE OF AGENT'S DUTIES. Notwithstanding anything to the contrary elsewhere in this Agreement or in any other Loan Document:

                 (a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist.

                 (b) The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender.

                 (c) The Agent is and shall be solely the agent of the Lenders. The Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, the Borrowers or any other person (except only for its relationship as agent for, and its express duties and responsibilities as agent for, and its express duties and responsibilities to, the Lenders as provided in this Agreement and the other Loan Documents).

                 (d) The Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may conflict with any Applicable Laws or any provision of this Agreement or any other Loan Document, or may require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

         3.      EXERCISE OF POWERS.

                 (a) The Agent shall have the authority to take any action of the type specified in this Agreement or any other Loan Document as being within the Agent's rights, powers or discretion as it determines, in its sole discretion, except as provided in subsection (b) below, and except as provided in any other Loan Document which expressly requires the direction or consent of
(i) the Required Lenders; or (ii) all of the Lenders, in either of which circumstances the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all of the Lenders.

                 (b) Except as otherwise provided in subsection (c) hereof, the Agent shall not, without the consent or approval of the Required Lenders, (1) amend, modify, supplement or waive any term or provision of this Agreement or any other Loan Document, or (2) consent, or withhold consent, to any departure from or variation of the terms and conditions of the negative covenants set forth in Article VII of this Agreement. Without limiting the foregoing, it is understood and agreed that, except as otherwise provided in subsection (c) hereof, the Agent shall not, without the consent or approval of all of the Lenders (i) extend the final maturity of the Loan or any Note, reduce the interest rate payable on or extend the time of payment of any installment of principal, interest or fees payable in connection with the Loan, change the Percentage of the Commitment Amount of any Lender, or increase the Commitment Amount (if the effect of such increase shall require any non-consenting Lender to fund the Loan in excess of its Percentage of the original Commitment Amount), (ii) release any Collateral, except in accordance with the provisions of any applicable Loan Document, (iii) amend the definition of the Required Lenders, (iv) consent to the assignment or transfer by a Borrower of any of its rights or obligations hereunder, except in connection with a merger permitted by this Agreement, (v) amend, modify or waive any provisions of this
Article X, (vi) except as may be consented to by a Lender affected thereby or as otherwise permitted by Section 13(d) of this Article X, change the definition of Percentage or the manner of application by the Agent of payments made under the Loan Documents, (vii) change the method of computation used in connection with the calculation of interest, commissions or fees or (viii) increase the percentages, or expand the definitions, of the Borrowers' Eligible Borrowing Base Receivables or Eligible Unbilled Costs used in connection with the calculation of the Maximum Borrowing Base; it being understood that the provisions of this subsection (viii) shall not modify, impair or adversely affect the Agent's rights set forth in Section 3(c) of Article I of this Agreement. Each Lender agrees that its decision to approve or reject any request for an amendment or waiver with respect to this Agreement shall be made as soon as reasonably practicable after the Lender has received all relevant information with respect to such request.

                 (c) Notwithstanding anything contained herein or in any other Loan Document to the contrary, each Lender hereby agrees that the Agent may take any or all of the following described actions on behalf of all of the Lenders, without the consent of any of the Lenders: (i) release such Collateral as the Agent may determine, in its sole discretion, provided that the aggregate fair market value of all such Collateral released pursuant to this subsection
(c)(i) does not exceed, in the aggregate, One Million and No/100 Dollars ($1,000,000.00) during any fiscal year of the Borrower; (ii) consent to any merger (in which, if BTG is one of the parties to such merger, BTG shall be the surviving entity thereof), acquisition of stock or assets, or investments by any Borrower, provided that (A) such merger, acquisition or investment is complimentary to such Borrower's core business activities, (B) the consideration for the subject transaction does not exceed One Million and No/100 Dollars ($1,000,000.00) and (C) no Event of Default has occurred and is continuing; (iii) consent to the Borrower's granting of purchase money security interests which do not constitute Permitted Liens, provided that the aggregate amount of liens to which the Agent consents pursuant to this subsection does not exceed, in the aggregate, One Million and No/100 Dollars ($1,000,000.00) during any fiscal year of the Borrower; and (iv) consent to advances in excess of the Maximum Borrowing Base, provided that such overadvance does not (x) occur more than once per month, (y) extend for more than ten (10) Business Days and (z) exceed One Million and No/100 Dollars ($1,000,000.00).

         4. GENERAL EXCULPATORY PROVISIONS. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Documents:

                 (a) The Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

                 (b) The Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in this Agreement or any other Loan Document, (iii) any failure of the Borrowers or any Lender to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any lien or encumbrance or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time, or
(v) caring for, protecting, insuring, or paying any taxes, charges or assessments with respect to any Collateral.

                 (c) The Agent shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrowers, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrowers, or (iii) except to the extent set forth in Article IX hereof, the existence of any Event of Default.

                 (d) The Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent to such Lender.

         5.      ADMINISTRATION BY THE AGENT.

                 (a) The Agent may rely upon any notice or other communication of any nature (written or oral, including telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Agent shall not have any duty to verify the identity or authority of any person giving such notice or other communication.

                 (b) The Agent may consult with legal counsel (including in-house counsel for the Agent or in-house or other counsel for the Borrowers), independent public accountants and any other experts selected by it from time to time, and the Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

                 (c) The Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Agent shall deem it necessary or desirable that a matter be proved or established with respect to the Borrowers or any Lender, such matter may be established by a certificate of the Borrowers or such Lender, as the case may be, and the Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

                 (d) The Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action.

                 (e) The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                 (f) The Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default unless the Agent has received from a Lender or the Borrowers a written notice referring to this Agreement, describing the Event of Default, and stating that such notice is a "notice of default". If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender. The Agent shall not, however, declare an Event of Default, provide formal written notice of default to the Borrower or exercise any rights or remedies against the Borrowers without the prior consent of the Required Lenders. Each Required Lender agrees that its decision to consent to or reject any request by the Agent for permission to declare an Event of Default, provide formal notice thereof to the Borrowers and/or exercise any rights or remedies arising by virtue of such default, shall be made as soon as reasonably practicable after the Required Lender has received all relevant information with respect to such request, but in all events within two (2) Business Days of the receipt of such information.

                 (g) The Agent shall provide three (3) Business Days prior notice to each Lender of any field audit scheduled to be performed by the Agent in accordance with Section 6 of Article I of this Agreement. Each Lender shall be entitled to accompany the Agent to any field audit at least once per year; provided, however, that the Agent may, in its sole discretion, limit the number of Lenders attending any such field audit. If an Event





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
of Default has occurred and is continuing, all of the Lenders shall be entitled to attend each field audit conducted during such Event of Default.

         6. LENDERS NOT RELYING ON AGENT OR OTHER LENDERS. Each Lender acknowledges as follows:

                 (a) Neither the Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender shall be deemed to constitute any representation or warranty by the Agent or such other Lender to it.

                 (b) It has, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents.

                 (c) It will, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

         7. INDEMNIFICATION. Each Lender agrees to reimburse and indemnify the Agent and the Agent's directors, officers, employees and agents (to the extent not reimbursed by the Borrowers, and without limitation of the obligation of the Borrowers to do so), ratably in accordance with each Lender's Percentage, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including the reasonable fees and disbursements of counsel for the Agent or such other person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such other person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such other person as a





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
result of this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of the Loan; provided that no Lender shall be obligated to indemnify the Agent or such other person for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the person seeking indemnity, as finally determined by a court of competent jurisdiction.

         8. AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its commitments and the Obligations owing to it, NationsBank shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender, and may exercise the same as though it were not also the Agent. The terms "Lender," "holders of Notes" and like terms set forth in this Agreement or any other Loan Document shall include NationsBank in its individual capacity. Subject to any limitations that may be set forth in
Section 3 of Article IX of this Agreement, NationsBank and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of and engage in any other business with the Borrowers and any stockholder, subsidiary or affiliate of the Borrowers, as though NationsBank was not the Agent hereunder.

         9. HOLDERS OF NOTES. The Agent may deem and treat any Lender which is the payee of a Note as the owner and holder of such Note for all purposes hereof unless and until a written transfer thereof shall have been filed with the Agent. Any authority, direction or consent of any person who at the time of giving such authority, direction or consent was a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or issued in exchange therefor.

         10. SUCCESSOR AGENT. The Agent may resign at any time by giving thirty (30) days' prior written notice thereof to the Lenders and Borrowers, subject to appointment of a successor agent (and such appointee's acceptance of appointment), as below provided in this Section 10. Additionally, if at any time the Agent (in its individual capacity) does not maintain the lesser of (i) a Fifteen Million Dollar ($15,000,000) interest in the Commitment Amount; or
(ii) a Percentage of the Commitment Amount that is equal to or greater than the Percentage of the Commitment Amount of each other Lender, the Agent agrees to resign upon the unanimous request of all of the Lenders (other than the Agent, acting as a Lender). Furthermore, the Agent may be removed for cause if removal is requested by all of the Lenders (other than the Agent, acting as a Lender, if the Agent is then a Lender) in writing, and ten (10) days' prior written notice of removal is provided to the Agent and Borrowers. Upon any such resignation or removal, the Lenders (other than the retiring Agent, acting as a Lender, if the retiring Agent is then a Lender), acting unanimously, shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after such notice of resignation or removal, then the retiring Agent shall, on behalf of the Lenders, immediately appoint, as successor Agent (a) another Lender; or (b) a commercial bank or trust company organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $500,000,000. In such event, the Agent's resignation or removal shall not be effective until the successor Agent shall have accepted its appointment. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all of the properties, rights, powers, privileges and duties of the former Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Agent, such Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall continue to be binding on and inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If for any reason, at any time, there is no Agent hereunder, then during such period any notice or other communication required or permitted to be given by the Agent shall be sufficiently given if given by the Lenders, all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and all payments to be made to the Agent shall be made directly to the Borrowers or the Lender for whose account such payment is being made.

         11. ADDITIONAL AGENTS. If the Agent shall from time to time deem it necessary or advisable, for its own protection in the performance of its duties hereunder or in the interests of the Lenders, the Agent and the Borrowers shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Agent, to constitute another commercial bank or trust company, or one or more other persons approved by the Agent, to act as co-Agent or agent with respect to any part of the Collateral, with such powers of the Agent as may be provided in such supplemental agreement, and to vest in such bank, trust company or person as such co-Agent or separate agent, as the case may be, any properties, rights, powers, privileges and duties of the Agent under this Agreement or any other Loan Document.

         12. CALCULATIONS. The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the Lenders any payment in excess of the amount to which they are determined to be entitled, with interest thereon at the Federal Funds Rate, or, if the amount due was not paid by the Borrowers, to recover such amount from the Borrowers, with interest thereon at the rate provided in the Notes.

         13.     FUNDING BY AGENT; PAYMENTS.

                 (a) The Agent shall be entitled to make all advances in connection with the Loan and shall receive all payments and other receipts relating to the Loan; it being understood, however, that the Agent has reserved the right not to advance any amounts to the Borrowers which the Agent has not received from the Lenders. Once per week, or within such shorter time frame as may be requested by the Agent, the Agent and





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
each Lender shall pay to each other such amounts (the "Equalization Payments") as may be necessary to cause each Lender to own its applicable Percentage of the Loan and otherwise implement the terms and provisions of this Agreement; it being understood that each Lender shall be entitled to receive interest on amounts advanced by it only from the date of such Lender's advance of funds. The obligation of the Agent and each Lender to make the Equalization Payments shall not be affected by a bankruptcy filing by any Borrower, the occurrence of any Event of Default or any other act, occurrence or event whatsoever, whether the same occurs, before, on or after the date on which an Equalization Payment is required to be made. All Equalization Payments shall be made by 2:00 p.m. Eastern Standard Time on the date such payment is required to be paid.

                 (b) Unless the Agent shall have been notified in writing by any Lender no later than the close of business on the Business Day before the Business Day on which an advance requested by the Borrowers is to be made, that such Lender will not make its ratable share of such advance, the Agent may assume that such Lender will make its ratable share of the advance, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment to the Agent when required, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrowers shall arrange for the repayment of such amount to the Agent), together with interest for the Agent's own account for each day from and including the date of the Agent's payment, to and including the date of repayment to the Agent (before and after judgment). Interest (a) if paid by such Lender (i) for each day from and including the date of the Agent's payment to and including the second Business Day thereafter, shall accrue at the Federal Funds Rate for such day, and (ii) for each day thereafter, shall accrue at the rate or rates per annum applicable to the Notes; and (b) if paid by the Borrowers, shall accrue at the rate or rates per annum applicable to the Notes. All payments to the Agent under this Section shall be made to the Agent at its office set forth in the preamble of this Agreement (or as otherwise directed by the Agent), in dollars, in immediately available funds, without set-off, withholding, counterclaim or other deduction of any nature.

                 (c) All borrowings under this Agreement shall be incurred from the Lenders pro rata on the basis of their respective Percentages (except to the extent advanced by the Agent on behalf of any Lender as provided in subsection (a) or (b) above). It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make advances hereunder and that each Lender shall be obligated to make advances required to be made by it hereunder regardless of the failure of any other Lender to make its advances hereunder.

                 (d) Each payment and prepayment received by the Agent for the account of the Lenders shall be distributed to each Lender entitled to share in such payment, ratably in accordance with each Lender's Percentage, concurrent with each Equalization Payment required to be made in accordance with subsection (a) hereof. Notwithstanding the provisions of Section 2(d) of
Article IX, any Lender who has failed to fund its Percentage of any advance under the Loan shall not be entitled to share in any such payment(s) until such time as the funding deficiency caused thereby, together with interest thereon (as provided in subsection (b) above), has been paid to the Agent in accordance with the terms and conditions of this Agreement. Payments from the Agent to the Lenders shall be made by wire transfer in accordance with written instructions provided to the Agent by the Lenders from time to time. Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, the Agent may assume that the Borrowers have made such payment in full on such date and the Agent, in reliance upon such assumption, may cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have made such payment in full to the Agent, each Lender shall repay to the Agent upon its demand therefor such amount distributed to such Lender, together with interest thereon at the overnight Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent.

                 (e) if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of such Lender's Percentage of payments, such Lender shall forthwith purchase from the other Lender(s) such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lender(s) shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (1) the amount of such Lender's required repayment, to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. Each Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 13(e), to the fullest extent permitted by law, may exercise all of its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

         14. REPLACEMENT OF CERTAIN LENDERS. If a Lender (an "Affected Lender") shall have (i) failed to fund its Percentage of any advance requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and such failure remains uncured for any applicable notice and cure period, (ii) requested compensation from the Borrower under Section 8 of
Article XII of this Agreement to recover increased costs incurred by such Lender which are not being incurred generally by the other Lenders, or (iii) merged or consolidated with any other financial institution, and is not the surviving entity of such merger or consolidation, or agreed to merge or consolidate with any other financial institution, and will not be the surviving entity of such merger or consolidation, then in any such case and in addition to any other rights and remedies that the Agent, any other Lender or the Borrower may have against such Affected Lender by virtue of such event, the Agent may, by written demand on such Affected Lender (with a copy to the Borrower) require that the Affected Lender assign to one or more Lenders willing to accept such assignment or assignments, or to one or more Eligible Assignees, in each case designated by the Agent, all of such Affected Lender's rights and obligations under this Agreement, in accordance with
Section 11 of Article XII of this Agreement. Any such assignment shall be pursuant to assignment documentation acceptable to the Agent in all respects (the "Assignment"), and shall be executed and delivered by the Affected Lender within five (5) Business Days after written demand in accordance with this provision. If the Affected Lender fails or refuses to execute and deliver the same within five (5) Business Days after the date of such demand, provided the Affected Lender does not deliver to the Agent written notice of the existence of a bona fide dispute as to amounts due and owing hereunder between the Affected Lender, the Agent and/or the Borrower, which notice sets forth with particularity the nature of such dispute, the Agent is hereby irrevocably authorized to execute such Assignment (which shall be without recourse, representation or warranty of any kind whatsoever) as attorney-in-fact for any Affected Lender. The Affected Lender shall be entitled to receive, in cash and concurrently with execution and delivery of the Assignment (whether executed by the Affected Lender or by the Agent as its attorney-in-fact pursuant to the provisions hereof), all amounts owed to the Affected Lender hereunder or under any other Loan Document, including amounts funded by the Affected Lender ratably in accordance with the Affected Lender's Percentage of the aggregate outstanding principal amount of the Loan which remain due and owing to such Lender, together with accrued interest thereon through the date of such assignment. Upon the replacement of any Affected Lender pursuant to this
Section 14, such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the Loan or the security interests granted in favor of the Agent in any Collateral, and such Affected Lender shall have no further liability to the Agent or any other Lender under any of the Loan Documents (except as provided in Section 11(a) of Article XII of this





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
Agreement as to events or transactions which occurred prior to the replacement of such Affected Lender).

         15. BENEFIT OF ARTICLE. The provisions of this Article X are solely for the benefit of the Lenders and the Agent. The Borrowers shall not have any rights under any of the provisions of this Article X; it being understood that the provisions of this Article X are not in limitation of any right, power, duty, obligation or liability which the Agent would have to or against the Borrowers or the Borrowers would have to or against the Agent other than in its capacity as Agent hereunder.

                                   ARTICLE XI

                   CERTAIN ADDITIONAL RIGHTS AND OBLIGATIONS
                            REGARDING THE COLLATERAL

         1. POWER OF ATTORNEY. Each of the Borrowers hereby irrevocably appoints the Agent as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Lender(s), in the name of any Borrower(s) or otherwise (but at the cost and expense of the Borrowers and without notice to any Borrower) to (i) notify account debtors obligated on any of the Receivables to make payments thereon directly to the Agent, and to take control of the cash and non-cash proceeds of any such Receivables, which right the Agent may exercise at any time whether or not any of the Borrowers are then in default hereunder or were theretofore making collections thereon; (ii) charge against any banking account of any Borrower any item of payment credited to the Collateral Account which is dishonored by the drawee or maker thereof; (iii) upon the occurrence of an Event of Default (subject to the expiration of any applicable grace period as may be provided herein), compromise, extend or renew any of the Collateral constituting Receivables or deal with any of the Collateral as the Agent may deem advisable; (iv) upon the occurrence of an Event of Default (subject to the expiration of any applicable grace period as may be provided herein), release its interest in, make exchanges or substitutions for and/or surrender, all or any part of any Borrower's interest in all or any part of Collateral; (v) upon the occurrence of an Event of Default (subject to the expiration of any applicable grace period as may be provided herein), remove from any Borrower's place(s) of business all books, records, ledger sheets, correspondence, invoices and documents relating to or evidencing any of the Collateral (so long as the Agent shall supply copies of all documents removed within a reasonable time after removal), or without cost or expense to the Agent, make such use of any Borrower's place(s) of business as may be reasonably necessary to administer, control and/or collect the Collateral; (vi) upon the occurrence of an Event of Default (subject to the expiration of any applicable grace period as may be provided herein), repair, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any account debtor; (vii) upon the occurrence of an Event of Default (subject to the expiration of any applicable grace period as may be provided herein), demand, collect receipt for and give renewals, extensions, discharges and releases of all or any part of the Collateral; (viii) upon the occurrence of an Event of Default (subject to the expiration of any applicable grace period as may be provided herein), institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, all or any part of the Collateral; (ix) upon the occurrence of an Event of Default (subject to the expiration of any applicable grace period as may be provided herein), settle, renew, extend, compromise, compound, exchange or adjust claims with respect to all or any part of the Collateral or any legal proceedings brought with respect thereto; (x) endorse the name of any Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against any account debtor; (xi) receive and open all mail addressed to any Borrower and, upon the occurrence of an Event of Default (subject to the expiration of any grace period as may be provided herein), notify the Post Office authorities to change the address for the delivery of mail to any Borrower to such address as the Agent may designate; and (xii) file financing statements and continuation statements covering the Collateral and execute the same on behalf of any Borrower. It is expressly understood and agreed, however, that the Agent shall not be required or obligated in any manner to make any inquiries as to the nature or sufficiency of any payment received by it or to present or file any claims or take any other action to collect or enforce a payment of any amounts





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
which may have been assigned to it or to which it or the Lenders may be entitled at any time or times.

         2. LOCKBOX. Each Borrower hereby authorizes the Agent to receive and collect any amount or amounts due or to become due on account of any Receivables and to apply the same to the repayment of the Obligations, and each Borrower agrees that, as of the date hereof, it has established and shall continually maintain on terms and conditions reasonably satisfactory to the Agent in all respects one or more special lockbox or blocked accounts for the collection of Receivables. Any checks or other remittances received by any Borrower in payment of the Receivables shall be held in trust by each Borrower for the Agent and Lenders. Each Borrower shall include on all of its invoices, a direction to its customer to make all payments directly to the Agent at the address provided by the Agent.

         3.      FUNDS TRANSFER SERVICES.

                 (a) Each Borrower acknowledges that the Agent has made available to it a description of security procedures regarding funds transfers executed by the Agent or an affiliate bank at the request of any Borrower (the "Security Procedures"). Each Borrower and the Agent agree that the Security Procedures are commercially reasonable. Each Borrower further acknowledges that the full scope of the Security Procedures which the Agent or such affiliate bank offers and strongly recommends for funds transfers is available only if any such Borrower communicates directly with the Agent or such affiliate bank as applicable in accordance with said procedures. If any Borrower attempts to communicate by any other method or otherwise not in accordance with the Security Procedures, the Agent or such affiliate bank, as applicable, shall not be required to execute such instructions, but if the Agent or such affiliate bank, as applicable, does so, such Borrower will be deemed to have refused the Security Procedures that the Agent or such affiliate bank as applicable offers and strongly recommends, and such Borrower will be bound by any funds transfer, whether or not authorized, which is issued in the Borrower's name and accepted by the Agent or such affiliate bank, as applicable, in good faith. The

Agent or affiliate bank, as applicable, may modify the Security Procedures at such time or times and in such manner as the Agent or such affiliate bank, as applicable, in its sole discretion, deems appropriate to meet prevailing standards of good banking practice. By continuing to use the Agent's or such affiliate bank's, as applicable, wire transfer services after receipt of any modification of the Security Procedures, each Borrower agrees that the Security Procedures, as modified, are likewise commercially reasonable. Each Borrower further agrees to establish and maintain procedures to safeguard the Security Procedures and any information related thereto.

                 (b) The Agent or such affiliate bank, as applicable, will generally use the Fedwire funds transfer system operated by the Society for Worldwide International Financial Telecommunication (SWIFT) for international funds transfers. International funds transfers may also be initiated through the Clearing House InterBank Payment System (CHIPs) or international cable. However, the Agent or such affiliate bank, as applicable, may use any means and routes that the Agent or such affiliate bank, as applicable, in its sole discretion, may consider suitable for the transmission of funds. Each payment order, or cancellation thereof, carried out through a funds transfer system or a clearinghouse will be governed by all applicable funds transfer system rules and clearing house rules and clearing arrangements, whether or not the Agent or such affiliate bank, as applicable, is a member of the system, clearinghouse or arrangement and each Borrower acknowledges that the Agent's or such affiliate bank's, as applicable, right to reverse, adjust, stop payment or delay posting of an executed payment order is subject to the laws, regulations, rules, circulars and arrangements described herein.

                                  ARTICLE XII

                                 MISCELLANEOUS

         1. REMEDIES CUMULATIVE. Each right, power and remedy of the Agent or Lenders provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity, by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in any other Loan Document, or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise or beginning of the exercise by the Agent of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Agent of any or all such other rights, powers or remedies.

         2. WAIVER. Time is of the essence of this Agreement. No failure or delay by the Agent to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of any other Loan Document, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of such term, condition, covenant or agreement or of any such breach, or preclude the Agent from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any of the Obligations, neither the Lenders nor Agent shall be deemed to have waived either the right to require prompt payment when due of all other Obligations, or the right to declare a default for failure to effect payment of any such other Obligations.

         3. NOTICES. Notices to either party shall be in writing and shall be delivered personally or by mail addressed to the parties at the addresses set forth below or otherwise designated in writing:

                 If to any Borrower:       c/o BTG, Inc.
                                           3877 Fairfax Ridge Road, 4A
                                           Fairfax, Virginia  22030
                                           Attention:  Mr. Jack Hughes,
                                                       Chief Financial Officer

                 If to the Lenders:        NationsBank, N.A.
                                           8300 Greensboro Drive, Suite 550
                                           McLean, Virginia  22102
                                           Attention:  Mr. Douglas T. Brown,
                                                       Vice President

                                           AND

                                          Fleet Capital Corporation
                                          300 Galleria Pkwy Northwest, Suite 800
                                          Atlanta, Georgia  30339
                                          Attention:  Mr. Stuart Solomon,
                                                      Senior Vice President

                                          AND

                                          Crestar Bank
                                          8245 Boone Boulevard, Suite 300
                                          Vienna, Virginia  22182
                                          Attention:  John M. Cannon,
                                                      Vice President

                                          AND

                                          Any other Lender at the address
                                          designated by such Lender in writing.

                 If to the Agent:         NationsBank, N.A.
                                          8300 Greensboro Drive
                                          Suite 550
                                          McLean, Virginia  22102
                                          Attention:  Mr. Douglas T. Brown,
                                                      Vice President

                 with a copy to:          Dickstein Shapiro Morin & Oshinsky LLP
                                          2101 L Street, N.W.
                                          Washington, D.C.  20037
                                          Attention:  Howard S. Jatlow, Esq.

         4. ENTIRE AGREEMENT; CONFLICTS WITH COMMITMENT LETTER; AMENDMENT AND RESTATEMENT. This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect to the Loan. This Agreement and the other Loan Documents shall continue in full force and effect for so long as any Borrower shall be indebted hereunder or under any Note, and thereafter until the Agent shall have actually received written notice of the termination hereof from the Borrowers, all Letters of Credit shall have been canceled or expired and all Obligations incurred or contracted before receipt of such notice shall have been fully paid. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Commitment Letter, the terms and conditions of this Agreement shall control. This Agreement is a complete amendment and restatement of the Original Loan Agreement (as heretofore modified), the terms and conditions of which have been superseded and replaced in their entirety by the terms and provisions of this Agreement.

         5. RELATIONSHIP OF THE PARTIES. This Agreement provides for the extension of financial accommodations by each Lender, in its capacity as lender, to the Borrowers, in their capacities as borrowers, and for the payment of interest and repayment of the Obligations by the Borrowers. The provisions herein are intended solely for the benefit of the Agent and Lenders to protect the Lenders' interests in assuring repayment of the Obligations, and nothing contained in this Agreement shall be construed as permitting or obligating the Lenders or Agent to act as a financial or business advisor or consultant to any Borrower, as permitting or obligating the Lenders or Agent to control any Borrower or to conduct any Borrower's operations, as creating any fiduciary obligation on the part of any Lender or the Agent to any Borrower, or as creating any joint venture, agency or other similar relationship between the parties other than as explicitly and specifically stated in this Agreement. Each Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision in this Agreement for waiver of trial by jury. Each Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to request the Obligations and execute and deliver this Agreement.

         6. WAIVER OF JURY TRIAL. Each party hereby (a) covenants and agrees not to elect a trial by jury of any issue triable by a jury, and (b) waives any right to trial by jury fully to the extent that any such right shall
now or hereafter exist.   This waiver of right to trial by jury is separately
given by each party, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a





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
jury trial would otherwise accrue. Each party is hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of the parties' herein contained waiver of the right to jury trial. Further, each party hereby certifies that no representative or agent of the other parties (including their legal counsel) has represented, expressly or otherwise, to such party that the other parties will not seek to enforce this provision waiving the right to a trial by jury.

         7. SUBMISSION TO JURISDICTION; SERVICE OF PROCESS; VENUE. Any judicial proceeding brought against any Borrower with respect to this Agreement or any other Loan Document may be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid court, and irrevocably agrees to be bound by any judgment rendered by such court in connection with this Agreement. Each Borrower irrevocably designates and appoints Marilyn D. Bersoff, whose address is c/o BTG, Inc., 3877 Fairfax Ridge Road, 4B, Fairfax, Virginia 22030, as its agent to receive on its behalf service of all process in any such proceeding in any court in the Commonwealth of Virginia, such service being hereby acknowledged by the Borrower to be effective and binding on it in every respect. A copy of any such process so served shall be mailed by registered or certified mail to the Borrower at the address to which notices are to be addressed in accordance with this Agreement, except that any failure to mail such copy shall not affect the validity of service of process. Each Borrower shall at all times maintain an agent for service of process pursuant to this provision. If any Borrower fails to appoint such an agent, or if such agent refuses to accept service, such Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Agent or the Lenders to bring proceedings against any Borrower in the courts of any other jurisdiction.





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
         8. CHANGES IN CAPITAL REQUIREMENTS. If, after the date hereof, any Lender shall determine that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy of any authority, central bank or comparable agency, which adoption, change or compliance has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of such Lender's obligations hereunder, by an amount which is below that which such Lender could have achieved but for such adoption, change or compliance and which such Lender reasonably deems to be material, (i) the Agent shall promptly, after its receipt of notice of such Lender's written determination of such occurrence (a "Certificate"), give notice thereof to the other Lenders and the Borrower; and (ii) the Borrower shall pay to the Agent, for the account of such Lender, as an additional fee, on demand from time to time, such amounts as such Lender certifies to be the amounts reasonably calculated by such Lender to compensate such Lender for such reduction. Each Certificate shall be conclusive in the absence of manifest error and shall set forth the nature of the occurrence giving rise to the need for such compensation, the additional amount or amounts to be paid to such Lender (including the basis for such Lender's determination of such amount), and the method by which such amounts were determined. In determining such amounts, such Lender may use any reasonable averaging and/or attribution method. Notwithstanding anything contained herein to the contrary, if the adoption, change or compliance of any applicable law, rule or regulation regarding capital adequacy shall affect, as the Agent may determine in its sole discretion, all of the Lenders ratably in accordance with each Lender's Percentage of the Commitment Amount, then, after notice by the Agent to the Borrower, the interest rate on the Notes shall be increased to a rate which shall retain the Lenders' original rate of return on the Lenders' capital.





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
         9. CAPTIONS. The paragraph headings of this Agreement are for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

         10. MODIFICATION AND WAIVER. Neither this Agreement nor any term, condition, covenant or agreement hereof may be changed, waived, discharged or terminated orally, but that may be accomplished only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

         11.     TRANSFERABILITY.

                 (a) No Borrower shall assign any of its rights, interests or Obligations under this Agreement. Subject to Sections 9 and 14 of Article X hereof, the interests of the Lenders hereunder shall be freely assignable to any other Lender. Any Lender may, with the prior written consent of the Agent, which consent will not be unreasonably withheld, assign its entire interest hereunder to any domestic bank or commercial affiliate of such domestic bank (each, an "Eligible Assignee") whose total assets exceed One Billion Dollars ($1,000,000,000); provided that (i) such assigning Lender provides to the Agent written notice of its intention to assign its entire interest hereunder, together with the identity of the Eligible Assignee, at least thirty (30) days prior to the effective date of such assignment; (ii) the assigning Lender expressly agrees that it shall remain liable to the other parties hereto for any and all acts, events or transactions which occur prior to such assignment;
(iii) the instrument of assignment, any agreements related thereto and all other documentation evidencing or effectuating such assignment (collectively, the "Assignment Documents") is acceptable to the Agent in all respects; and
(iv) a true, correct and complete copy of the fully executed Assignment Documents has been provided to the Agent on or prior to the effective date of such assignment.

                 (b) Any Lender may, at any time, in the ordinary course of its commercial banking business, sell, to one or more Eligible Assignees participations in some but not all of its rights and obligations under this Agreement and the other Loan Documents; provided that (i) each such Eligible Assignee has total assets of at least One Billion Dollars ($1,000,000,000); (ii) each such participation interest must not be less than Five Million Dollars ($5,000,000) and be in One Million Dollar ($1,000,000) increments; (iii) the aggregate amount of the funding obligations retained by the selling Lender shall in no event be less than One Million and No/100 Dollars ($1,000,000.00); (iv) the selling Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged; (v) the selling Lender expressly agrees that it shall remain solely responsible to the other parties hereto for the performance of such obligations; (vi) the selling Lender shall remain the holder of any Note for all purposes under the Loan Documents; (vii) all amounts payable by the Borrowers under this Agreement, the Notes or any other Loan Document shall be determined as if such selling Lender had not sold such participation interests;
(viii) the parties hereto shall be permitted to deal only (and directly) with the selling Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents; and (ix) written notice thereof is provided by the selling Lender to the Agent at least ten (10) days prior to each such sale of a participation interest hereunder.

         12. GOVERNING LAW; BINDING EFFECT. This Agreement shall be governed by the laws of the Commonwealth of Virginia and shall be binding upon each Borrower and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

         13. GENDER; NUMBER. As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require.

         14.     JOINT AND SEVERAL LIABILITY.   Each of the Borrowers shall be
jointly and severally liable hereunder.





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
         15. MATERIALITY. For purposes of this Agreement and the other Loan Documents, except as may be otherwise provided herein or as the context may otherwise require, references herein to the term "material" shall be construed in the context of the Borrowers, collectively, taken as a whole.

                  [remainder of page intentionally left blank]

         This Agreement is signed, sealed and delivered as of this 31st day of October, 1997.

                                            BORROWERS:
                                            ---------

[Corporate Seal]                            BTG, INC.,
ATTEST:                                     a Virginia corporation

/s/ MARILYNN D. BERSOFF                     By: /s/ EDWARD H BERSOFF
---------------------------------------         -------------------------------
Name:  Marilynn D. Bersoff                  Name:    Edward H Bersoff
Title: Secretary                            Title:   President and CEO


[Corporate Seal]                            BTG TECHNOLOGY SYSTEMS, INC., a
ATTEST:                                     Virginia corporation formerly known
                                            as BDS, Inc.

/s/ MARILYNN D. BERSOFF                     By: /s/ EDWARD H BERSOFF
---------------------------------------         -------------------------------
Name:  Marilynn D. Bersoff                  Name:    Edward H Bersoff
Title: Secretary                            Title:   President and CEO

[Corporate Seal]                            DELTA RESEARCH CORPORATION,
ATTEST:                                     a Virginia corporation

/s/ MARILYNN D. BERSOFF                     By: /s/ EDWARD H BERSOFF
---------------------------------------         -------------------------------
Name:  Marilynn D. Bersoff                  Name:    Edward H Bersoff
Title: Secretary                            Title:   President and CEO

[Corporate Seal]                            CONCEPT AUTOMATION, INC. OF
ATTEST:                                     AMERICA, a Virginia corporation

/s/ MARILYNN D. BERSOFF                     By: /s/ EDWARD H BERSOFF
---------------------------------------         -------------------------------
Name:  Marilynn D. Bersoff                  Name:    Edward H Bersoff
Title: Secretary                            Title:   President and CEO



                  [Signatures continued on the following page]

[Corporate Seal]                             NATIONS, INC.,
ATTEST:                                      a New Jersey corporation

/s/ MARILYNN D. BERSOFF                      By: /s/ EDWARD H BERSOFF
---------------------------------------          -------------------------------
Name:  Marilynn D. Bersoff                   Name:  Edward H Bersoff
Title: Secretary                             Title: President and CEO

                                             AGENT:

                                             NATIONSBANK, N.A., a
                                             national banking association

                                             By: /s/ DOUGLAS T BROWN
                                                 -------------------------------
                                             Name:  Douglas T Brown
                                             Title:  Vice President

                                             LENDER(S):

                                             NATIONSBANK, N.A., a
                                             national banking association

                                             By: /s/ DOUGLAS T BROWN
                                                 -------------------------------
                                             Name:  Douglas T Brown
                                             Title: Vice President


                                             FLEET CAPITAL CORPORATION, a
                                             Rhode Island corporation

                                             By: /s/ STUART SOLOMON
                                                 -------------------------------
                                             Name:  Stuart Solomon
                                             Title: Senior Vice President


                                             CRESTAR BANK,
                                             a Virginia banking corporation

                                             By: /s/ JOHN M CANNON
                                                 -------------------------------
                                             Name:  John M Cannon
                                             Title: Vice President





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
The exhibits in this Amended and Restated Business Loan and Security Agreement are not included with this Registration Statement on Form S-4. The Company will provide these exhibits upon the request of the Securities and Exchange Commission.